UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________________________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
_____________________________________________________

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Letter to Stockholders
April 4, 2025
To our stockholders:
You are cordially invited to attend the 2025 annual meeting of stockholders (the “Annual Meeting”) of Compass, Inc. (“Compass”), which will be held virtually on May 22, 2025 at 1:00 p.m. Eastern Time. Please see additional information about our Annual Meeting in the section entitled “Important Information About Annual Meeting” in the proxy statement.
2024 was a year of resetting and growth for Compass.
In 2024, existing home sales remained at their lowest since 1995, and the residential real estate market faced elevated mortgage rates, high home prices and a lack of inventory. Despite these challenges, the Compass team and our experienced professional agents delivered excellent results that strengthened our business.
For the fourth year in a row, Compass was named the number one residential real estate brokerage in the United States by sales volume and importantly, we produced our first full-year of positive Adjusted EBITDA and Free Cash Flow(1). We remained focused on aggressively controlling our operating expenses to adapt and drive operating efficiencies in our business while still investing in growing our agent base organically and through acquisitions, investing in improving and expanding our proprietary end-to-end technology platform, and building upon our strong culture. In the latter half of 2024, we also announced the acquisition of Christie’s International Real Estate, which added a best-in-class brokerage to Compass and marked our entry into a new business line, allowing us to now partner with independently operated brokerages as a franchisee or a licensee. We refer to this new line of business as our “affiliate business.” With our business now on firm footing, we are setting our sights for further growth and achieving another year of positive Free Cash Flow in 2025.
Looking forward to the future, we believe we are at the beginnings of a structural shift in the residential real estate brokerage industry, with Compass being well-positioned to capitalize on the opportunity.
Our core playbook of controlling our costs, growing market share through organic and inorganic means, expanding margin by increasing attach rates in our title and escrow business, and now the expansion of our new higher-margin Christie’s International Real Estate affiliate business remains a top priority in 2025. As we execute on this playbook and the housing market normalizes, we believe we can drive significant top-and-bottom-line growth for our shareholders. Beyond our core playbook however, we are seeing emergence of potential new and exciting opportunities. The Compass Three-Phased Marketing strategy sits at the center of our strategy as we provide our high-performing agents with an innovative program, which we believe will ultimately benefit all stakeholders. As we increase the adoption of the Compass Three-Phased Marketing strategy throughout 2025 and marry that with our depth of inventory and platform, we believe we will be able to drive differentiated outcomes versus the rest of the industry. Additionally, our mergers and acquisitions pipeline continues to be robust and we will continue to look to strategically add great brands to the Compass, which we believe will further enhance our inventory advantage.
We are also extending our lead in technology as we roll out numerous products in support of the Compass Three-Phased Marketing strategy such as Reverse Prospecting and Make-Me-Sell, which create more proprietary inventory for Compass and we believe will drive more consumers to Compass agents and our platform. Additionally, earlier this year, we launched Compass One, an all-in-one client dashboard that provides a client-facing version of the Compass platform to consumers, allowing agents’ clients to have a differentiated experience where they can access the tools, services and advantages Compass offers to manage their homeownership journey.
We believe that the combination of our innovative programs for agents, depth of inventory in key markets, and platform will create differentiated outcomes for you, our shareholders, and we’re excited to capitalize on that opportunity in 2025 and beyond.
We rely on the efforts of our employees and agents and guidance from our Board of Directors.
I want to thank the entire Compass team of employees and agents who work tirelessly in what continues to be a challenging time in the residential real estate industry. Their incredible dedication, passion and deep commitment to our mission and purpose have allowed us to enter 2025 and beyond with the confidence that we have a strong foundation for future success. Lastly, I would also like to thank the Board for their continued guidance and support as we embark on our bold strategic roadmap to transform the residential real estate brokerage industry.
Thank you for your support of our company. Your vote is important.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting at the Annual Meeting, you may vote prior to the Annual Meeting via the internet, by telephone, or by mail. Voting by any of these methods will ensure your representation at the Annual Meeting. We look forward to seeing you at the Annual Meeting.
On behalf of the Board of Directors, management and employees of Compass, I thank you for your continued support.

Sincerely, Robert L. Reffkin Robert L. Reffkin Chairman of the Board of Directors and Chief Executive Officer

(1) See "Annex" for definitions and a reconciliation of GAAP to non-GAAP measures.

Notice of Annual Meeting of Stockholders

DATE AND TIME	VIRTUAL MEETING	RECORD DATE
May 22, 2025 1:00 pm E.T.	This year’s meeting will be held virtually: www.virtualshareholdermeeting.com/COMP2025	March 24, 2025

ITEMS OF BUSINESS	BOARD VOTING RECOMMENDATION
Proposal No. 1: Elect three Class I director nominees, Robert Reffkin, Frank Martell and Dawanna Williams, to serve on the Board of Directors until the 2028 annual meeting of stockholders.	FOR each director nominee
Proposal No. 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for 2025.	FOR
Proposal No. 3: Approve, on an advisory (non-binding) basis, the 2024 compensation paid to our named executive officers as described in more detail in the proxy statement (the “Say-on-Pay Vote”).	FOR
Stockholders will also consider such other business as may properly be presented before the annual meeting or any adjournment thereof.
This notice, proxy statement and voting instructions are being mailed to stockholders beginning on or about April 4, 2025.
Your vote is important. Regardless of whether you plan to attend the live virtual meeting, we encourage you to vote as soon as possible in one of the following ways:

VIA THE INTERNET	BY TELEPHONE	BY MAIL	AT THE VIRTUAL MEETING
Visit www.proxyvote.com	Call the telephone number listed on your proxy card	Complete, date, sign and return your proxy card or voting instruction form in the enclosed envelope	Vote your shares during the virtual meeting at www.virtualshareholdermeeting.com/COMP2025
By Order of the Board of Directors,
Bradley K. Serwin
Bradley K. Serwin
General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials. Our proxy statement and 2024 annual report on Form 10-K are available at http://www.proxyvote.com. You are encouraged to access and review all the important information contained in these materials before voting.

Important Information About Annual Meeting
Our 2025 annual meeting of stockholders (the “Annual Meeting”) will be conducted in a virtual only format, via live video webcast. We believe the virtual meeting format for the Annual Meeting encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting.
Participating in the Virtual Annual Meeting
•Instructions on how to attend the virtual Annual Meeting are posted at www.virtualshareholdermeeting.com/COMP2025.
•You may log in to the meeting platform beginning at 12:45 p.m. Eastern Time on May 22, 2025. The meeting will begin promptly at 1:00 p.m. Eastern Time.
•You will need your 16-digit control number included in the notice of internet availability of proxy materials or on your proxy card (if you received a printed copy of the proxy materials) to access the live video webcast of the Annual Meeting.
•Stockholders of record and beneficial owners as of the record date, March 24, 2025, may vote their shares electronically during the Annual Meeting.
•If, on the date of the Annual Meeting, you encounter any technical difficulties accessing the Annual Meeting while you are logging in or during the meeting time, please call the technical support number that will be posted on the virtual meeting login page.

Compass, Inc.	1

Proposal 1: Election of Directors
The Board of Directors of Compass, Inc. (“Board of Directors” or “Board”) currently consists of eight directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following their election and until the director's successor is duly elected and qualified.
Class I directors with a term expiring at the Annual Meeting consist of Robert Reffkin, Frank Martell and Dawanna Williams. Class II directors with a term expiring at the 2026 annual meeting of stockholders consist of Allan Leinwand, Charles Phillips and Pamela Thomas-Graham. Class III directors with a term expiring at the 2027 annual meeting of stockholders consist of Josh McCarter and Steven Sordello.
At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has approved the nomination of our Class I directors, Robert Reffkin, Frank Martell and Dawanna Williams, for re-election for three-year terms expiring at the 2028 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Our Board of Directors elected Ms. Williams as a director, effective July 2022, to fill a vacancy resulting from an increase in the size of the Board. Ms. Williams is standing for election by stockholders for the first time at the Annual Meeting. Ms. Williams was identified as a potential candidate for election to the Board of Directors by a third party search firm that assisted the Company in identifying and evaluating potential director nominees. Our Nominating and Corporate Governance Committee and Board of Directors evaluated each of the director nominees and concluded that it is in the best interests of the Company and our stockholders for each of these individuals to continue to serve as a director. The Board of Directors believes that each director nominee brings a range of relevant experiences and overall diversity of perspectives that is essential to good governance and leadership of our Company.
Each person nominated for election has agreed to serve if elected, and management and the Board of Directors have no reason to believe that the director nominees will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that a director nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for the nominee will be voted for a substitute nominee as selected by the Board of Directors. Alternatively, the proxies, at the Board of Director’s discretion, may be voted for no director nominees as a result of the inability of a nominee to serve. Each director nominee has consented to being named in this proxy statement and to serve if elected.
The election of director nominees requires a plurality of the votes cast by the holders of the shares of our common stock presented virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Accordingly, the three nominees receiving the most "FOR" votes will be elected as the Class I directors.
As you decide how to vote on this proposal, we encourage you to review the biographies of the director nominees below, which include information regarding specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board of Directors to believe that the director should serve on the Board of Directors, as well as the “Our Board of Directors and Corporate Governance” section of this proxy statement for more information about our Board of Directors and our corporate governance practices.

The Board of Directors recommends you vote "FOR" each of the director nominees.

2	2025 PROXY STATEMENT

Biographies for Class I Director Nominees
For a Three-Year Term to Expire in 2028

Robert Reffkin Founder, Chief Executive Officer & Chairman of the Board of Directors, Compass, Inc.
Age: 45 Director since: October 2012 Current term expires: 2025 Board Committees: None

Experience, Skills and Qualifications:
•Deep experience in the real estate industry
Background:
•Compass, Inc., a residential real estate brokerage, Founder, Chief Executive Officer (since 2012) and Interim Principal Financial Officer (2022), Director (since 2012) & Chairman of the Board of Directors (since 2021)
•Goldman Sachs Group, Inc., a multinational investment bank and financial services company, various roles of increasing responsibility, including Chief of Staff to the President and Chief Operating Officer and as a Vice President in the Principal Investment Area (2006-2012)
•The White House, fellow at the Department of Treasury (2005-2006)
•Lazard Ltd, a global financial advisory and asset management firm, Investment Banker (2003-2005)
•McKinsey & Co., a global management consulting firm, Business Analyst (1999-2001)
•America Needs You, a non-profit organization that provides mentorship and career development services to first-generation college students, Founder & Board Member (since 2009)
•B.A. and M.B.A. from Columbia University
Other Public Company Boards: None

Compass, Inc.	3

Frank Martell
President, Chief Executive Officer & Director, loanDepot, Inc.
(Since April 2022, Mr. Martell has served as President and CEO and a director and will do so until the company’s annual shareholder meeting on June 4, 2025.)

Age: 65 Director since: November 2021 Current term expires: 2025 Board Committees: Audit (Chair) Compensation

Experience, Skills and Qualifications:
•Over 30 years of executive leadership experience in the marketing, financial services and business information industries
•In-depth experience leading real estate analytics and mortgage companies
Background:
•loanDepot, Inc., a mortgage loan originator and servicer, President, Chief Executive Officer & Director (since 2022 and until the company’s annual shareholder meeting on June 4, 2025)
•CoreLogic, Inc., a global property information, analytics and data-enabled solutions provider, various senior leadership positions, including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer (2011-2022) & Director (2017-2022)
•Western Institutional Review Board, a leading provider of review, approval and oversight for clinical research studies, President & Chief Executive Officer (2010-2011)
•Advantage Solutions, a sales and marketing consultancy, Chief Financial Officer (2009-2010)
•Information Services Group, Inc., a technology insights, market intelligence and advisory services company, Chief Financial Officer (2007-2009)
•ACNielsen Corporation, a marketing research firm, various leadership roles including President of Asia Pacific and Emerging Markets, Executive Vice President of the Marketing Information Group, Chief Operating Officer and President of Europe, Middle East and Africa (1996-2006)
•Bank of the West, Board member and Audit Committee Chair (2015-2023)
•US Mortgage Bankers Association, Board member (2017-2020)
•HousingWire Vanguard Award for leadership in the housing industry (2016, 2023 & 2024)
•Inman Impact Award for leadership and impact in the housing industry (2023, 2024 & 2025)
•B.S. in Accounting from Villanova University
Other Public Company Boards:
•SmartRent, Inc. (since June 2024)
•loanDepot, Inc. (since 2022)
Former Public Company Boards:
•CoreLogic, Inc. (2017-2022)

4	2025 PROXY STATEMENT

Dawanna Williams Founder & Managing Principal, Dabar Development Partners
Age: 56 Director since: July 2022 Current term expires: 2025 Board Committees: Audit

Experience, Skills and Qualifications:
•Extensive expertise in the real estate industry as a developer and seasoned corporate attorney
•Leadership expertise in strategic acquisitions and asset management systems
Background:
•Dabar Development Partners, a real estate development and investment firm focused on the conversion, renovation and new constructions of real estate properties primarily in New York City, Founder & Managing Principal (since 2003)
•Victory Education Partners, an education service provider, General Counsel (2010-2013)
•Sidley Austin LLP, a leading law firm, Senior Associate (1999-2003)
•Paul Hastings, LLP, a leading law firm, Associate (1996-1999)
•New York Real Estate Chamber, Board member (since 2014)
•New York City Trust for Cultural Resources, Board member (since 2017)
•Apollo Theater, Board member & Real Estate Committee Chair (since 2018)
•Ares Industrial Real Estate Income Trust, Board member (since 2023)
•A.B. in Economics and Government from Smith College
•M.P.A. from Harvard Kennedy School
•J.D. from University of Maryland Francis King Carey School of Law
Other Public Company Boards:
•ACRES Commercial Realty Corp. (since 2021)
       Former Public Company Boards:
•Focus Impact Acquisition Corp. (2021-2024)

Compass, Inc.	5

Biographies for Continuing Director

Allan Leinwand Chief Technology Officer, Webflow, Inc.
Age: 58 Director since: May 2022 Current term expires: 2026 Board Committees: Compensation

Experience, Skills and Qualifications:
•Deep engineering and technical experience, including expertise in cloud computing, data security and internet architectures
Background:
•Webflow, Inc., a software-as-a-service provider for website building and hosting, Chief Technology Officer (since 2023)
•Shopify Inc., a multinational e-commerce company, Chief Technology Officer (2021- 2023)
•Slack Technologies, Inc., a software company, Senior Vice President of Engineering (2018-2021)
•ServiceNow, Inc., a software company, Chief Technology Officer (2012-2018)
•Zynga Inc., a developer of social video game services, Chief Technology Officer of Infrastructure (2010-2012)
•Vyatta, Inc., a software provider, Founding Chief Executive Officer (2005-2012)
•Panorama Capital (previously JPMorgan Partners), a venture capital firm, Venture Partner (2004-2010)
•B.S. in Computer Science from University of Colorado at Boulder
Other Public Company Boards: None
Former Public Company Boards:
•Anaplan, Inc. (2020-2022)
•Marin Software, Inc. (2013-2018)

6	2025 PROXY STATEMENT

Josh McCarter Chief Executive Officer, EverPro (a division of EverCommerce, Inc.)
Age: 52 Director since: April 2022 Current term expires: 2027 Board Committees: Nominating & Corporate Governance

Experience, Skills and Qualifications:
•Entrepreneur, visionary, leader
•Experience building and leading technology companies
Background:
•EverPro (a division of EverCommerce, Inc.), a software and payments company for the home services industry, Chief Executive Officer (since September 2024)
•ShipMonk, Inc., a tech-enabled third party logistics company, Chief Executive Officer & Director (June 2023-May 2024)
•Mindbody, Inc., a provider of business management software to the wellness services industry, various senior leadership positions, including Chief Executive Officer, President & Chief Strategy Officer (2018-2022) & Director (2020-2023)
•Booker Software, Inc., a software company, Chief Executive Officer & Director (2010-2018)
•Arbitech, LLC, a software company, President (2003-2010)
•SpaFinder, Inc., an online wellness company, Chief Operating Officer (2000-2002) & Director (2001-2016)
•Autobytel (n/k/a Autoweb), an automotive media and marketing services company, Vice President of Business and International Development (1996-2000)
•B.A. in Political Science and Business from University of California, Los Angeles
•M.B.A. from University of Southern California
Other Public Company Boards: None

Compass, Inc.	7

Charles Phillips Co-founder & Managing Partner, Recognize Lead Independent Director, Compass, Inc.
Age: 65 Director since: August 2020 Current term expires: 2026 Board Committees: Audit Nominating & Corporate Governance

Experience, Skills and Qualifications:
•Extensive executive leadership experience in the technology industry
•Deep financial and analytical expertise and corporate governance experience
Background:
•Recognize, a technology-focused private equity firm, Co-founder & Managing Partner (since 2020)
•Infor, Inc., a provider of cloud software products, Chief Executive Officer (2010-2020) & Chairman of the Board of Directors (2019-2020)
•Oracle Corporation, a multinational computer technology company, President & Director (2003-2010)
•Morgan Stanley, a multinational investment management and financial services company, Managing Director (1994-2003)
•Apollo Theater, Chairman of the Board (since 2015)
•New York Police Foundation, Board member (since 2014)
•Council of Foreign Relations, Board member (since 2019)
•Defense Innovation Board (since 2021)
•Bloomberg L.P., Board member (since January 2024)
•Black Economic Alliance, Founder & Co-Chairman (since 2018)
•Federal Reserve Bank of New York, Board member (2017-2020)
•President Obama’s Economic Recovery Board
•Marine Corps, Captain (1981-1986)
•B.S. in Computer Science from U.S. Air Force Academy
•M.B.A. from Hampton University
•J.D. from New York Law School
Other Public Company Boards:
•American Express Company (since 2020)
Former Public Company Boards:
•Paramount Global (2006-2024 including service on the Viacom Board)
•Oscar Health, Inc. (2021-2022)
•Oracle Corporation (2003-2010)

8	2025 PROXY STATEMENT

Steven Sordello Former Chief Financial Officer, LinkedIn Corporation
Age: 55 Director since: November 2020 Current term expires: 2027 Board Committees: Audit Nominating & Corporate Governance

Experience, Skills and Qualifications:
•Extensive background in strategy, operational and financial management and M&A
•Corporate leadership as an executive at several technology companies
Background:
•LinkedIn, a business and employment-focused social media platform, Senior Vice President & CFO Emeritus and Chief Financial Officer (2007-2022)
•TiVo, Inc., a digital video recorder services company, Chief Financial Officer (2006-2007)
•AskJeeves, Inc., a question answering e-business, Chief Financial Officer (1999-2005)
•Adobe Systems Incorporated, a software company, senior roles (1994-1999)
•Syntex Corporation, a pharmaceuticals company, senior roles (1992-1994)
•Grafana Labs, Board member (since September 2024)
•Finance Committee at Santa Clara University, member of Board of Trustees, Chair of the Finance Committee (since 2013)
•B.S. in Management and an M.B.A. from Santa Clara University
Other Public Company Boards:
•Atlassian Corporation (since 2015)
Former Public Company Boards:
•Cloudera, Inc. (2014-2019)

Compass, Inc.	9

Pamela Thomas-Graham Founder & Chief Executive Officer, Dandelion Chandelier LLC
Age: 61 Director since: February 2020 Current term expires: 2026 Board Committees: Compensation (Chair)

Experience, Skills and Qualifications:
•Leadership experience as a chief executive officer and executive leader of several public and private companies
•Significant expertise in strategic, operational and corporate governance matters on both public and private boards
Background:
•Dandelion Chandelier LLC, a private digital media enterprise focused on the world of luxury, Founder and Chief Executive Officer (since 2016)
•Credit Suisse Group AG, a multinational investment bank and financial services company, held several senior positions, including service on the firm's Executive Board (2010-2016)
•Angelo, Gordon & Co., a privately held investment firm, Managing Director (2008-2010)
•Liz Claiborne Inc. (now Tapestry), an apparel company, Group President (2005-2007)
•CNBC and CNBC.com, a business news channel, President and Chief Executive Officer (1999-2005)
•McKinsey & Co., a global management consulting firm, Partner (1989-1999)
•M.B.A. from Harvard Business School
•J.D. from Harvard Law School
Other Public Company Boards:
•Bumble, Inc. (since 2020)
•Peloton Interactive, Inc. (since 2018)
Former Public Company Boards:
•Rivian Automotive, Inc. (2021-2024)
•Bank of N.T. Butterfield & Son Limited (2017-2024)
•Anthemis Digital Acquisitions I Corp. (2021-2023)
•Norwegian Cruise Line Holdings, Ltd. (2018-2021)
•The Clorox Company (2005-2021)

The Board and the Nominating and Corporate Governance Committee believe that the combination of our directors' qualifications, skills and experience contribute to an effective Board and that, individually and collectively, the directors have the necessary qualifications to provide effective oversight of the business and quality advice and counsel to management.

10	2025 PROXY STATEMENT

Our Corporate Governance and Board of Directors
Corporate Governance Highlights
Corporate governance at Compass is designed to promote the long-term interests of our stockholders, strengthen Board and management accountability, oversee risk assessment and management strategies, foster responsible decision-making, engender public trust and demonstrate Compass' commitment to transparency, accountability, independence and diversity.

•All directors are independent, except our CEO
•Lead independent director elected by independent directors, with significant responsibilities
•Diverse Board with 4 directors from a diverse racial or ethnic group, including 2 diverse females
•Annual performance self-evaluation by the full Board of Directors and each committee to assess the overall performance and effectiveness of the Board of Directors and each committee and to identify opportunities to improve
•Regular executive sessions of independent directors
•Regular review of director and executive succession planning
•Lead independent director empowered to call special Board of Directors meetings at any time for any reason
•Annual review of the Corporate Governance Guidelines and periodic refreshment to ensure alignment with best practices
•Robust engagement with the Board of Directors and business leaders to review short-term plans, long-term strategies, and associated risks
•67% of current executive officers are racially or ethnically diverse
•Prohibition on hedging transactions by employees, including executive officers, and directors
•Pledging transactions subject to approval by our General Counsel
•Minimum stock ownership requirements for directors and executive officers
•Clawbacks of incentive compensation in the event of a significant financial restatement
•Employee and Director Code of Ethics applies to all directors, officers and employees, with annual re-certification requirements
•Vendors expected to comply with published Vendor Code of Ethics

Board of Directors Composition
The Company’s stockholders elect the Board of Directors, which is the Company’s ultimate decision-making body (except as to matters reserved to, or shared with, the Company’s stockholders). It is the principal duty of the Board of Directors to exercise its powers in accordance with its fiduciary duties to the Company and in a manner that it reasonably believes to be in the best interests of the Company and its stockholders. In doing so, the Board of Directors oversees our business affairs and works with our senior management to determine our strategy and mission. In fulfilling its responsibilities, the Board of Directors is involved in strategic and operational planning, financial reporting, governance, compliance, risk management and setting a tone of business integrity.

Compass, Inc.	11

Our Board of Directors

Name and Principal Occupation	Independent	Age	Director Since	Current Term Expires	Other Public Company Boards	Compass Committee Memberships
						Audit	Compensation	Nominating and Corporate Governance
Allan Leinwand Chief Technology Officer, Webflow, Inc.	✓	58	2022	2026	None		M
Frank Martell President and Chief Executive Officer, loanDepot, Inc.	✓	65	2021	2025	loanDepot, Inc. and SmartRent, Inc.	C	M
Josh McCarter Chief Executive Officer, EverPro	✓	52	2022	2027	None			M
Charles Phillips Co-Founder and Managing Partner, Recognize and Lead Independent Director, Compass, Inc.	✓	65	2020	2026	American Express Company	M		C
Robert Reffkin Founder, Chairman and Chief Executive Officer, Compass, Inc.	X	45	2012	2025	None
Steven Sordello Former Chief Financial Officer, LinkedIn	✓	55	2020	2027	Atlassian Corporation	M		M
Pamela Thomas-Graham Founder and Chief Executive Officer, Dandelion Chandelier, LLC	✓	61	2020	2026	Bumble, Inc. and Peloton Interactive, Inc.		C
Dawanna Williams Founder and Managing Principal, Dabar Development Partners	✓	56	2022	2025	ACRES Commercial Realty Corp.	M
C = Chair   |   M = Member

INDEPENDENCE	AGE

12	2025 PROXY STATEMENT

Board Demographics
Our Nominating and Corporate Governance Committee and Board of Directors value diversity and strive to create a board that consists of individuals reflecting the diversity represented by our employees, agents, and affiliates, as well as the communities in which we operate. They believe that our diverse Board of Directors contributes to effective oversight of the management of the Company.
The below table provides information related to the self-identified composition of our Board of Directors.

Total Number of Directors: 8	Female	Male
Gender Identity
Directors	2	6
Racial/Ethnic Background
African American or Black	2	2
White		3
Declined to Disclose Racial/Ethnic Background		1

GENDER DIVERSITY	RACIAL DIVERSITY

Compass, Inc.	13

Board Skills, Knowledge and Experience
Our Nominating and Corporate Governance Committee and Board of Directors carefully evaluate the applicable skills, knowledge and experience of director nominees and strive to create a diverse board with the mix of skills, knowledge and experience that would be relevant in light of the current Board composition and business strategy. They believe that this mix contributes to effective oversight of the management and operations of the Company. They also believe that the current Board of Directors reflects a balanced mix of valuable skills and insightful knowledge and experiences.
The below table highlights each current director's specific skills, knowledge and experiences. For more information about each director’s skills, knowledge and experience, see the sections entitled “Biographies for Class I Director Nominees” and “Biographies for Continuing Directors” in this proxy statement.

	Allan Leinwand	Frank Martell	Josh McCarter	Charles Phillips	Robert Reffkin	Steven Sordello	Pamela Thomas- Graham	Dawanna Williams
Senior Leadership	●	●	●	●	●	●	●	●
Finance		●	●	●		●	●	●
Real Estate Industry		●			●			●
Digital, Innovation, Technology, Cybersecurity	●	●	●	●		●	●
Human Capital Management	●	●	●		●	●	●
Government, Policy, Legal, Regulatory		●		●			●	●
Public Company Board and Corporate Governance	●	●		●		●	●	●
Director Independence
Under the listing rules of the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines, our Board of Directors must consist of a majority of independent directors at all times. This means, generally, that they will not have any connections to us that could affect their ability to provide impartial oversight. A director will be deemed “independent” only if the Board of Directors affirmatively determines that the director has no material relationship with us that affects the director’s independence from management (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) or that would interfere with the director exercising independent judgment in carrying out the director’s responsibilities.
Additionally, under the NYSE listing rules, our Audit, Compensation, and Nominating and Corporate Governance Committees must consist only of independent directors and under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Audit Committee members must also satisfy additional independence criteria.
Our Board of Directors undertakes an annual review of the independence of each director and considers whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out the director’s responsibilities. Based on the most recent review, our Board of Directors determined that every director except Mr. Reffkin, our Founder and Chief Executive Officer ("CEO"), is independent under the NYSE listing rules and our Corporate Governance Guidelines. In making these determinations, our Board of Directors reviewed

14	2025 PROXY STATEMENT

and discussed information provided by the directors in an annual questionnaire with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management.
Additionally, our Board of Directors undertakes an annual review to ensure that our Audit, Compensation, and Nominating and Corporate Governance Committees consist only of independent directors and our Audit Committee members satisfy additional independence criteria under the Exchange Act rules. Based on the most recent review, our Board of Directors determined that each director serving on our Audit, Compensation, and Nominating and Corporate Governance Committees is independent under the NYSE listing rules and our Corporate Governance Guidelines and each director serving on our Audit Committee satisfies additional independence criteria under the Exchange Act rules.
Board Governance Structure
We are committed to strong Board governance structure and our Nominating and Corporate Governance Committee, together with the Board of Directors, periodically reviews and considers whether the current structure remains appropriate, including the classified board and the separation of the Chairperson and CEO roles or the appointment of a Lead Independent Director, either permanently or for specific purposes.
Based on the most recent review in 2024, it was determined that the classified board and the current leadership structure, where Mr. Reffkin, our CEO, serves as the Chairperson of the Board of Directors and Mr. Phillips serves as the Lead Independent Director, continue to be appropriate and is in the best interests of the Company and our stockholders.
Classified Board
Our current Board of Directors is divided into three classes, with each class representing approximately one-third of the Board. Given the current size of the Board, two of our classes consist of three directors and one class consists of two directors. Each year, one class of directors stands for election for a three-year term. All directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner they believe to be in the best interests of the Company and all of our stockholders.
While our Nominating and Corporate Governance Committee and the Board of Directors believe that the classified board continues to provide a number of important benefits to the Company and its stockholders at this time, our directors are committed to evaluating the Board structure periodically and making their determination based on then-current facts. During the most recent review of the Board structure in 2024, our Nominating and Corporate Governance Committee and the Board of Directors considered a number of factors, including but not limited to:
•Enhances Institutional Knowledge. The classified board structure ensures that at any given time, the Board consists of experienced directors who are familiar with the Company's business, strategic goals, business objectives, risks, specific operating and regulatory environment, history, culture and competition. This is particularly important in the real estate industry, which has in the last several years experienced a significantly pro-longed downturn and is currently undergoing a number of industry-wide changes.
•Promotes Long-Term Focus. The classified board structure helps the Company attract and retain qualified directors who are willing to commit the time and resources necessary to understand the Company's long-term goals and objectives, encourages directors to adopt a long-term focus in overseeing the management and affairs of the Company and allows directors to focus on long-term stockholder value and returns. In contrast, an annual election of all directors can, in some cases, lead to short-term focus or a concentration on only immediate results, which can discourage or impair long-term investments, improvements and initiatives that may be in the best interests of stockholders. Further, our classified board structure strengthens our non-management directors’ independence from special interest groups and other parties whose short-term goals may not be in the best interests of the Company and the stockholders.
•Fosters Stability and Continuity on the Board. In the event of an unsolicited takeover, which at times could be short-term focused and abusive, the classified board structure permits greater time and a more orderly process for directors to consider any takeover bids and to explore all alternatives to maximize stockholder value. Without a classified board, a potential acquirer could gain control of our Board at a single annual meeting by

Compass, Inc.	15

replacing a majority of directors with its own nominees. The classified board also makes it more likely that a potential acquirer will first initiate unsolicited takeover actions through negotiations with the Board of Directors.
Board Leadership Structure
Our corporate governance policies allow the Board of Directors to choose its Chairperson in any way that it considers to be in the best interests of the Company and its stockholders, and the Chairperson can be the Company's CEO or any other executive officer, so long as the Board of Directors, by a majority vote of the independent directors, designates a Lead Independent Director. A Lead Independent Director will preside over periodic meetings of the independent directors, serve as a liaison between the Chairperson, the independent directors and management, and perform such additional duties as our Board of Directors may otherwise determine and delegate. Currently, Mr. Reffkin, who is also the Company's CEO, serves as the Chairperson of our Board of Directors and Mr. Phillips serves as the Lead Independent Director.
As the Company's founder, the CEO since the Company's inception, and the Chairperson of the Board of Directors since the Company went public in April 2021, Mr. Reffkin has deep and unparalleled knowledge of the Company's business and real estate industry. His day-to-day involvement in managing our business allows him to efficiently identify and timely communicate significant business developments, which is important to effective governance. Given this, he is able to lead the Company with a cohesive business strategy with the necessary flexibility to navigate opportunities, challenges and changing needs of the Company while focusing the Board of Directors on the most critical business matters and issues.
Mr. Phillips has been serving as our Lead Independent Director since the Company went public in April 2021. His insightful and sound leadership over the past years have positively contributed to recruiting and nominating strong, independent-minded and committed directors with a wide range of relevant expertise that allows the Board to effectively perform its primary oversight functions, including independent oversight of management, ability to constructively challenge management and foster clear accountability and effective decision-making.
The Nominating and Corporate Governance Committee and the Board of Directors believe that Mr. Reffkin's and Mr. Phillips' individual expertise and strengths allow them to effectively work together and facilitate effective oversight, governance and decision-making by the Board of Directors.
Evaluating Director Nominees
The Board of Directors is responsible for nominating persons for election to the Board of Directors and for filling vacancies on the Board that may occur between annual meetings of stockholders, upon the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the primary responsibility for setting the qualifications, expertise and characteristics of members of the Board of Directors and identifies qualified candidates consistent with that criteria. The Nominating and Corporate Governance Committee also periodically reviews the Board’s size, structure and composition. As part of this process, the Nominating and Corporate Governance Committee will consider the size and breadth of our business and the need for Board diversity and will recommend candidates with the goal of developing an experienced, diverse and highly qualified Board.
Our Nominating and Corporate Governance Committee selects director nominees based on criteria such as independence, integrity, geography, financial, skills and other expertise, breadth of experience, knowledge about our business and industry, willingness and ability to devote adequate time and effort to the Board, ability to contribute to the Board’s overall effectiveness and the needs of the Board and its committees. When helpful, the Nominating and Corporate Governance Committee may retain outside consultants to assist in identifying director candidates and also will consider advice and recommendations from stockholders, management and others.
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing to Compass, Inc., Nominating and Corporate Governance Committee, 110 5th Avenue, 4th Floor, New York, New York, 10011, Attention: Corporate Secretary. The written submission should comply with all requirements set forth in the Company’s Certificate of Incorporation and Bylaws. The Nominating and Corporate Governance Committee will

16	2025 PROXY STATEMENT

consider all candidates recommended by stockholders who comply with the foregoing procedures and satisfy the minimum qualifications for director nominees and Board member attributes.
Board Committees
The Board of Directors has three principal standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has a written charter that addresses, among other matters, the committee’s purposes and policy, composition and organization, duties and responsibilities and meetings. The committee charters are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the “Governance” tab. Each charter permits the applicable committee, in its discretion, to delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the committee. Our website is not incorporated by reference into this proxy statement.
The Nominating and Governance Committee periodically considers and makes recommendations to the Board of Directors regarding the size, structure and composition of the committees. Based on the most recent review, our Nominating and Corporate Governance Committee and Board of Directors determined that the current size, structure and composition of our principal standing committees remains appropriate.
Below is a description of each principal committee of the Board of Directors.

Audit Committee

MEMBERS:	MEETINGS HELD IN 2024: 5
Frank Martell (Chair) Charles Phillips Steven Sordello Dawanna Williams
KEY RESPONSIBILITIES:
●Overseeing the Company’s accounting and financial reporting processes and internal controls, including audits and the integrity of the Company’s financial statements;
●Overseeing the selection, qualifications, independence and performance of the Company’s independent auditors;
●Overseeing the design, implementation and performance of the Company’s internal audit function;
●Overseeing risk assessment and management (including review of cybersecurity and other information technology risks, controls and procedures, as well as the Company’s plan to mitigate cybersecurity risks and respond to data breaches); and
●Overseeing compliance by the Company with legal and regulatory requirements.
INDEPENDENCE:
The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE and the Securities and Exchange Commission (“SEC”) and otherwise satisfies the requirements for audit committee service imposed by the Exchange Act.
FINANCIAL LITERACY:
The Board of the Directors has also determined that each member of the Audit Committee is financially literate, and that Mr. Martell satisfies the requirements for an “audit committee financial expert” set forth in the SEC rules.

Compass, Inc.	17

Compensation Committee

MEMBERS	MEETINGS HELD IN 2024: 5
Pamela Thomas-Graham (Chair) Allan Leinwand Frank Martell
KEY RESPONSIBILITIES
●Evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs maintained by the Company;
●Administering the Company’s cash-based and equity based compensation plans; and
●Reviewing with management the Company’s organization and people activities.
INDEPENDENCE:
The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the NYSE and the SEC.

Nominating and Corporate Governance Committee

MEMBERS	MEETINGS HELD IN 2024: 4
Charles Phillips (Chair) Josh McCarter Steven Sordello
KEY RESPONSIBILITIES
●Identifying, considering and recommending candidates for membership on the Board;
●Developing and recommending corporate governance guidelines and policies for the Company;
●Overseeing the leadership structure and evaluation of the Board of Directors and its committees;
●Advising the Board of Directors on corporate governance matters and any related matters required by the federal securities laws; and
●Assisting the Board of Directors in overseeing any Company program relating to corporate responsibility and sustainability.
INDEPENDENCE:
The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

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Board and Committee Meetings and Attendance
Our Board of Directors typically holds at least four regularly scheduled meetings each year, in addition to special meetings scheduled as appropriate. At each regularly scheduled quarterly Board meeting, a member of each principal Board committee reports on any significant matters addressed by the committee since the last quarterly meeting, and the independent directors have the opportunity to meet in executive session without management or non-independent directors present. The Board of Directors expects that its members will prepare for, attend and participate in, all Board and committee meetings.
Our Board met eight times during 2024. All directors attended at least 75 percent of the aggregate of the total meetings of the Board and committees on which they served.
All directors are expected to attend the Annual Meeting, and all directors attended the 2024 Annual Meeting.
Role of the Board of Directors in Risk Oversight
As with any other business, we face a number of risks and a sound risk management framework is critical to our success. Management is responsible for the day-to-day oversight and management of strategic, financial, business and operational, legal and compliance, and cybersecurity and information technology risks, while our Board of Directors, directly and through its committees, is responsible for the overall risk assessment and oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our Company is exposed, as well as to foster a corporate culture of integrity.
We believe that our leadership structure supports the Board’s risk oversight function. Strong independent directors serve as the Lead Independent Director and on our Audit Committee, the committee most directly involved in the risk oversight function, there is open communication between management and the Board, and all directors are involved in the risk oversight function.
Our Board of Directors regularly reviews our strategic, business and operational risks in the context of regular discussions with management and reports from the management team at Board meetings. Our Board of Directors also receives regular reports from our principal committees about specific risks that each committee is tasked to oversee.
The Audit Committee is responsible for oversight of the Company’s major financial, enterprise, legal, regulatory, and compliance risks as well as exposures and risks in other areas as the Audit Committee deems necessary or appropriate from time to time. The Audit Committee also oversees the steps management has taken to monitor or mitigate such risks and exposures, including the Company’s procedures and any related policies with respect to risk assessment and risk management. Additionally, the Audit Committee is also tasked with oversight of the Company’s cybersecurity and other information technology risks, controls and procedures, working with the Company's Chief Information Security Officer to assess and mitigate cybersecurity risks.
The Compensation Committee is responsible for oversight of the Company’s major compensation-related risk exposures, as well as the steps management has taken to monitor or mitigate such exposures.
The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s programs related to corporate responsibility and sustainability, including environmental, social, corporate governance, diversity, equity and inclusion.
Board of Directors and Committee Self-Evaluations
Under our Corporate Governance Guidelines, the Board and each of its committees are required to perform annual self-evaluations to assess the overall performance and effectiveness of the Board and each committee and to identify opportunities to improve. In accordance with good governance practices and its charter, the Nominating and Corporate Governance Committee oversees the annual self-evaluation process. For the 2024 Board and committee self-evaluations, the Nominating and Corporate Governance Committee, in consultation with our Chairperson, Lead Independent Director and General Counsel, selected a written questionnaire format with an optional interview with our Lead Independent Director. Written questionnaires were provided to each Board member that addressed oversight with respect to strategy,

Compass, Inc.	19

risk management, and long-term operational and financial planning, as well as Board and committee structure and composition, interactions with, and evaluation of, management, and Board processes. Directors were also given an opportunity to meet with our Lead Independent Director to discuss any matters in a one-on-one confidential live setting. The Board self-evaluation responses were reviewed on an anonymized basis with the full Board, and committee self-evaluation responses were reviewed by each committee, in each case in executive session. Feedback from the evaluations facilitates strategic Board and committee discussions and informs Board and committee enhancements.
Executive Succession Planning
The Board recognizes the importance of effective executive leadership to Compass' success and reviews executive succession planning on a regular basis. As part of this process, the Board reviews and discusses the capabilities of our executive management, as well as succession planning and potential successors for the CEO and our other executive officers. The process includes consideration of organizational and operational needs, competitive challenges, leadership, management potential and development and emergency situations.
Corporate Governance Guidelines and Code of Ethics
Our Corporate Governance Guidelines reflect the Board’s strong commitment to sound corporate governance practices and to effective policy and decision making at both the Board of Directors and management level, with a view to enhancing long-term value for the Company’s stockholders. The Corporate Governance Guidelines assist the Board of Directors in the exercise of governance responsibilities and serve as a framework within which the Board of Directors may conduct business.
The Board of Directors also adopted the Employee and Director Code of Ethics and Vendor Code of Ethics. The Employee and Director Code of Ethics serves as a guide to help answer potential legal and ethical questions that may arise and apply to our employees, officers and members of our Board of Directors. The Vendor Code of Ethics imposes similar requirements on our agents, independent contractors, vendors, suppliers, and other business partners.
The Corporate Governance Guidelines, Employee and Director Code of Ethics and Vendor Code of Ethics are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the “Governance” tab.
Insider Trading, Hedging and Pledging Policies
We have adopted an insider trading policy applicable to our employees (including executive officers), directors, contractors (excluding agents), consultants and certain other persons (collectively, “covered persons”) that applies to the purchase, sale and other disposition of our securities. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations and the NYSE listing rules. Among other things, our insider trading policy (i) prohibits trading by covered persons in our securities while aware of material, non-public information about the Company or in the securities of other publicly traded companies while aware of material, non-public information about such companies gained in the course of working for the Company, and misusing such information, such as by “tipping” material, non-public information or making unauthorized disclosure and (ii) sets forth our quarterly trading windows, our pre-clearance procedures (and who is subject to such procedures) and requirements pertaining to trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act. The policy also requires the Company to comply with applicable laws when trading in its own securities. Our insider trading policy was filed as Exhibit 19.1 to our annual report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 25, 2025.
Our insider trading policy prohibits, among other things, our employees, including NEOs, and directors, from making short sales and engaging in hedging or monetization transactions involving our securities, and, except in order to exercise stock options that we issued, engaging in transactions involving options or other derivatives securities, such as puts or calls, whether such securities are granted as compensation or are held, directly or indirectly, by the employee or director. In addition, our insider trading policy prohibits our employees, including NEOs, and directors from pledging our securities as collateral absent previous approval by our General Counsel, which shall only be granted in accordance with our pledging guidelines. Our pledging guidelines prohibit pledges of our securities as collateral for “purpose” based

20	2025 PROXY STATEMENT

margin loans and restrict pledges for other loans. Under our pledging guidelines, our General Counsel is authorized to approve pledges of our securities by NEOs only when a loan does not exceed $20 million and pledged securities do not exceed 20% of all outstanding securities held by the pledging NEO.
Director Compensation
The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding compensation paid to non-employee directors for their Board and committee service. The Compensation Committee reviews the non-employee director compensation policy annually to ensure its competitiveness in relation to the general market and the Company’s peer group.
Cash Compensation. Under our non-employee director compensation policy, non-employee directors are entitled to receive the following cash compensation for 12 months of their services on the Board of Directors and principal committees, measured from the annual meeting of stockholders:

Board Member Fee	$50,000
Lead Independent Director Service Fee	$50,000
Chairperson of the Audit Committee Fee	$20,000
Audit Committee Member Fee	$10,000
Chairperson of the Compensation Committee Fee	$15,000
Compensation Committee Member Fee	$7,500
Chairperson of the Nominating and Corporate Governance Committee Fee	$10,000
Nominating and Corporate Governance Committee Member Fee	$5,000
Each of the above fees are payable in cash unless the non-employee director elects in advance to receive all of the above applicable fees in the form of restricted stock units (“RSUs”) granted under the Company’s 2021 Equity Incentive Plan (the "2021 EIP").
Equity Compensation. Under our non-employee director compensation policy, in addition to the above-described cash compensation, non-employee directors are also entitled to receive an annual RSU award in the amount of $225,000 (the “Annual Award”), following the Annual Meeting. The Annual Award will fully vest on the earlier of (i) the date of the next annual meeting of the Company’s stockholders and (ii) the date that is one year following the Annual Award grant date, in each case, so long as the non-employee director continues to provide services to the Company through the applicable vesting date.

Compass, Inc.	21

2024 Director Compensation Table
The table below provides information regarding the total compensation of the non-employee directors who served on our Board of Directors during 2024. Mr. Reffkin was our only employee director in 2024 and received no compensation for his service as a director. Other than as set forth in the table below, during 2024, we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the non-employee directors.

	Fees Earned or		Stock
	Paid in Cash		Awards		Total
Name	($)	(1)	($)	(2)	($)
Allan Leinwand	57,500		212,620		270,120
Frank Martell	77,500		212,620		290,120
Josh McCarter	55,000		212,620		267,620
Charles Phillips	120,000		212,620		332,620
Steven Sordello	65,000		212,620		277,620
Pamela Thomas-Graham	65,000		212,620		277,620
Dawanna Williams	60,000		212,620		272,620
(1) The amounts reported in the Fees Earned or Paid in Cash column reflect the cash fees earned by each non-employee director in 2024.
(2) Each non-employee director was granted an annual equity award of 57,310 RSUs. The amounts in this column do not reflect the actual economic value realized by each non-employee director. In accordance with SEC rules, the amounts reported in this column represent the value of shares underlying stock awards, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2025 (the “Annual Report”). The assumptions used in calculating the value of the stock and option awards are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates and Policies—Stock-Based Compensation” in the Annual Report.

The aggregate number of unvested stock awards and the aggregate number of unexercised option awards outstanding as of December 31, 2024 for our non-employee directors are:

Name	Unvested Stock Awards	Unexercised Option Awards
Allan Leinwand	57,310	–
Frank Martell	57,310	–
Josh McCarter	57,310	–
Charles Phillips	57,310	194,460
Steven Sordello	57,310	194,460
Pamela Thomas-Graham	57,310	194,460
Dawanna Williams	57,310	–

22	2025 PROXY STATEMENT

Related Party Transactions
Our Board of Directors adopted a written policy governing the review and approval of related party transactions. The policy, which is administered by our Nominating and Corporate Governance Committee, applies to any transaction or series of transactions in which (1) the Company or any of its consolidated subsidiaries is a participant and (2) a related party under the policy has a direct or indirect material interest. The policy defines a "Related Party" to include directors, director nominees, executive officers, significant stockholders or an immediate family member of any of these persons.
Our Nominating and Corporate Governance Committee has the primary responsibility for reviewing and approving or disapproving related party transactions under our policy. In a situation in which a member of the Nominating and Governance Committee is a related party in the transaction, then the Audit Committee will review the transaction.
Under our policy, any transaction we undertake with a Related Party, irrespective of the amounts involved, must be submitted to our General Counsel for his determination of the approval under the policy. Our General Counsel will refer to the Nominating and Corporate Governance Committee any Related Party transaction and any other transaction that he otherwise determines should be considered for evaluation by the Nominating and Corporate Governance Committee consistent with the purpose of the policy. The Nominating and Corporate Governance Committee will be provided with all relevant information, including the Related Party's interest in the transaction and the rationale and terms of the transaction. The Nominating and Corporate Governance Committee may impose such conditions as it deems appropriate on the Company or on the Related Party in connection with approving the proposed transaction. Once the decision is made, the decision, including any conditions imposed on the transaction, will be conveyed to our General Counsel, who then will convey the decision to the appropriate people within the Company.
Additionally, the Nominating and Corporate Governance Committee is required to review annually any previously approved or ratified transactions with Related Parties that remain ongoing and that have a remaining term of more than six months.
A transaction with a Related Party entered into without pre-approval of the Nominating and Corporate Governance Committee will not be deemed to violate the policy or be invalid or unenforceable, provided that the transaction is brought to the Nominating and Corporate Governance Committee as promptly as reasonably practicable after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy.
There were no transactions required to be reported in this proxy statement since the beginning of fiscal year 2024.

Compass, Inc.	23

Corporate Responsibility Highlights
Human Capital Management and Our Culture
At Compass, we believe that our long-term success is based on attracting, developing, and retaining a diverse group of employees who espouse our entrepreneurship principles which define our culture: dream big; move fast; learn from reality; be solutions-driven; obsess about opportunity; collaborate without ego; maximize your strengths; and bounce back with passion.
It is important to us that Compass is a truly great place to work - a place where our employees feel like they belong, are set up for success and can grow. To further this human capital management strategy, we focus on providing training and development opportunities to promote professional development and advancement within the Company, seek employee feedback regularly through engagement surveys and cultivate a workplace that embraces diversity, equity, and inclusion.
Professional Development
Employee training and development is critical to our Company, and we believe that investment in our employees will help us achieve our long-term success. We are committed to providing various training programs and professional development opportunities to our employees so that they can develop critical soft and technical skills and capabilities necessary to excel in their current roles and advance their careers.
Employee Engagement
We strongly value our employee engagement and it is our culture to seek employee feedback regularly. In the past, we have obtained annual employee feedback via online employee engagement surveys. Through the surveys, we measure how successful our employees think we have been in establishing our culture, employee engagement, overall employee job satisfaction and employee work-life balance. We use survey results to improve our employees’ experience, refocus the emphasis we put on various aspects of our employees’ relationship to our Company and improve our employee benefit offerings.
Diversity, Equity & Inclusion
Cultivating a workplace that embraces diversity, equity, and inclusion is important to us. We do so by embracing diversity and fostering an open environment through our employee-led affinity groups available to all of our employees. We have over 10 employee affinity groups, including Black at Compass, Out at Compass, Veterans at Compass, Moms at Compass, Indigenous at Compass and Latinx at Compass. Each of our affinity groups is led by and for employee community members and allies and championed by executive leadership. Our affinity groups provide extraordinary programming for our employees ranging from discussions, panels, volunteer opportunities, and social events. Additionally, we offer special programming during Black History Month, Women’s History Month, AAPI Heritage Month, LGBTQ+ Pride Month, Latinx Heritage Month and National Native American Heritage Month. To reaffirm our strong commitment to diversity, equity and inclusion, we recently declared Juneteenth a paid company holiday so that our employees can commemorate this day.
Environmental Sustainability
We are committed to sustainability in our operations. Our technology platform operates in a cloud-based model, allowing our agents to provide their services remotely without the need to have a physical office. While we continue to have physical offices, we thoughtfully locate them in population centers and they are no larger than needed for our agents to service their clients. We believe that our platform has allowed, and will continue to allow us, to have a smaller physical geographical footprint than would be needed without the platform, thereby minimizing our already limited environmental footprint.

24	2025 PROXY STATEMENT

Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Public Accounting Firm for 2025

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditor. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent public accounting firm for the fiscal year ending December 31, 2025. We believe that PwC offers services on par with the best in their industry and is sufficiently qualified to conduct their duties as our independent auditor. Additionally, PwC has served as our independent public accounting firm since 2014, and we believe continuation of their service would be in the best interest of the Company and our stockholders. Accordingly, we are asking our stockholders to ratify the appointment of PwC as our independent auditor for 2025. Although our governing documents do not require us to submit this matter to stockholders, we are submitting the appointment of PwC for ratification by our stockholders because we value our stockholders’ views on the Company’s independent auditors and as a matter of good corporate practice.
In the event that the appointment of PwC is not ratified by our stockholders, the Audit Committee will consider this outcome of the vote in its appointment process in the future. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of PwC are expected to be present at the Annual Meeting to answer appropriate questions and make a statement if they desire to do so.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of PwC as our independent public accounting firm for the fiscal year ending December 31, 2025.

Compass, Inc.	25

Audit Committee Report

The Audit Committee operates under a written charter adopted and annually reviewed by the Board of Directors. The current members of the Audit Committee are Messrs. Martell (Chairman), Phillips and Sordello and Ms. Williams. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of the NYSE and the SEC, and otherwise satisfies the requirements for audit committee service imposed by the Exchange Act. In addition, the Board of Directors has determined that Mr. Martell is an “audit committee financial expert” as defined by applicable SEC rules.
The Audit Committee relies on the expertise and knowledge of management and the Company’s independent public accounting firm in carrying out its oversight responsibilities. Management and the independent public accounting firm are responsible for ensuring the preparation and audit of financial statements are in compliance with generally accepted accounting principles in the United States of America (“GAAP”).
During 2024 and early 2025, among other actions, the Audit Committee:
●reviewed and discussed with management, our internal auditors and PwC, Compass’ annual audited and quarterly unaudited financial statements;
●reviewed and discussed with PwC the matters required to be discussed by the applicable requirements of the SEC and Public Company Accounting Oversight Board ("PCAOB");
●reviewed and discussed with management and PwC, management’s report and PwC’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002; and
●received written disclosures and a letter from PwC pursuant to applicable PCAOB requirements regarding PwC's communications with the Audit Committee concerning independence and discussed with PwC auditor independence.
Based on the Audit Committee’s review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Frank Martell (Chair)
Charles Phillips
Steven Sordello
Dawanna Williams

The information contained in the preceding Audit Committee Report shall not be deemed to be soliciting material or filed with the SEC, nor shall such information be incorporated by reference into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference in such filing.

26	2025 PROXY STATEMENT

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Public Accounting Firm
The Audit Committee has adopted a policy requiring pre-approval of all audit and permissible non-audit related services provided to the Company by the independent public accounting firm. Under this policy, the Audit Committee is responsible for reviewing the scope of the services to be provided and pre-approving the fees for these services. These services may include audit services, audit-related services, tax services and other services.
The scope of and the fees for all of the services listed in the table under “Fees Paid to the Independent Public Accounting Firm” were approved by the Audit Committee.
Fees Paid to the Independent Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by PwC for our fiscal years ended December 31, 2024 and December 31, 2023.

	2024	2023
Audit Fees(1)	$2,469,000	$2,900,000
Audit-Related Fees(2)	205,000	105,000
Tax Fees(3)	227,000	-
Other Fees(4)	665,000	10,000
Total Fees	$3,566,000	$3,015,000
(1) Includes fees for audit services primarily related to the audit of our annual consolidated financial statements and internal control over financial reporting; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the PCAOB.
(2) Includes fees for assurance and related services, including consultation fees related to technical accounting matters, that are reasonably related to the performance of the audit or review of our financial statements.
(3) Includes fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state and international income tax matters, assistance with sales tax and assistance with tax audits.
(4) Includes fees for services other than the services reported in audit fees, audit-related fees, and tax fees. Such fees include permissible quality of earnings and due diligence engagements related to acquisitions and subscription costs relating to accounting research tools.

The Audit Committee has reviewed the provision of all services provided by PwC, including the non-audit services and other services listed in the above table, and determined that all services provided were compatible with PwC’s independence.

Compass, Inc.	27

Security Ownership of Certain Beneficial Owners and Management
The following table presents certain information with respect to the beneficial ownership of our common stock as of March 24, 2025 for:
●each of our directors;
●each of our named executive officers ("NEOs");
●all of our current directors and executive officers as a group; and
●each stockholder known by us to be the beneficial owner of more than 5% of our Class A or Class C common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares they beneficially own, subject to applicable community property laws.
We have based our calculation of the percentage of beneficial ownership on 508,532,452 shares of our Class A common stock, no shares of our Class B common stock, and 10,122,433 shares of our Class C common stock outstanding as of March 24, 2025. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 24, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 24, 2025, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Each share of Class A common stock is entitled to one vote per share. Shares of Class B common stock do not have voting rights. Each share of Class C common stock is entitled to 20 votes per share.
Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Compass, Inc., 110 Fifth Avenue, 4th Floor, New York, New York 10011.

28	2025 PROXY STATEMENT

	Class A		Class C
Name of Beneficial Owner	Shares	% of Class	Shares	% of Class	% Total Voting Power
5% Stockholders:
The Vanguard Group(1)	67,200,057	13.2	—	—	9.5
SVF Excalibur (Cayman) Limited(2)	58,070,273	11.4	—	—	8.2
FMR LLC(3)	46,787,990	9.2	—	—	6.6
BlackRock, Inc.(4)	28,806,208	5.7	—	—	4.1
NEOs and Directors:
Robert Reffkin(5)	7,828,116	1.5	10,122,433	100	29.6
Kalani Reelitz(6)	841,729	*	—	—	*
Bradley Serwin(7)	963,488	*	—	—	*
Allan Leinwand	89,042	*	—	—	*
Frank Martell(8)	155,635	*	—	—	*
Josh McCarter	124,849	*	—	—	*
Charles Phillips(9)	338,504	*	—	—	*
Steven Sordello(10)	338,127	*	—	—	*
Pamela Thomas-Graham(11)	261,578	*	—	—	*
Dawanna Williams	110,419	*	—	—	*
All current directors and executive officers as a group (10 Persons)	11,051,487	2.2	10,122,433	100	30.0
* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1) Based solely on information on Schedule 13G/A filed with the SEC on November 12, 2024, The Vanguard Group has shared voting power over 715,118 shares, sole dispositive power over 66,102,830 shares, and shared dispositive power over 1,097,227 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2) Based solely on information on Schedule 13G/A filed with the SEC on February 14, 2025, SVF Excalibur (Cayman) Limited and certain related entities have shared voting and dispositive power of 58,070,273 shares of Class A common stock. The address of SVF Excalibur (Cayman) Limited and certain related entities is c/o Walkers, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
(3) Based solely on information on Schedule 13G filed with the SEC on November 12, 2024, FMR LLC has sole voting power over 46,780,475 shares and sole dispositive power over 46,787,990 shares of Class A common stock. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(4) Based solely on information on Schedule 13G filed with the SEC on November 8, 2024, BlackRock, Inc. has sole voting power over 28,355,051 shares and sole dispositive power over 28,806,208 shares of Class A common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(5) Consists of (i) 4,148,000 shares of Class A common stock owned by the 2021 Reffkin Remainder Interest Trust; (ii) 3,190,870 shares of Class A common stock owned by the Reffkin Investment II Corp; (iii) 411,111 shares of Class A common stock owned by The Ruth Reffkin Family Trust; (iv) 78,135 shares of Class A common stock held of record by Reffkin 2022 Family Trust; (v) 5,997,433 shares of Class C common stock owned directly by Mr. Reffkin; and (vi) 4,125,000 shares of Class C common stock owned by Reffkin Investment I Corp.
(6) Consists of (i) 690,199 shares of Class A common stock; and (ii) 151,530 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 24, 2025 (a portion of which will be withheld at settlement to satisfy tax withholding obligations).
(7) Consists of (i) 221,595 shares of Class A common stock; (ii) 27,483 shares of Class A common stock issuable upon settlement of RSUs for which the service-based vesting condition would be satisfied within 60 days of March 24, 2025 (a portion of which will be withheld at settlement to satisfy tax withholding obligations); and (iii) 714,410 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 24, 2025.
(8) Consists of (i) 125,635 shares of Class A common stock held directly; and (ii) 30,000 shares of Class A common stock held indirectly by a trust.
(9) Consists of (i) 144,044 shares of Class A common stock; and (ii) 194,460 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 24, 2025.
(10) Consists of (i) 143,667 shares of Class A common stock; and (ii) 194,460 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 24, 2025.
(11) Consists of (i) 93,990 shares of Class A common stock; and (ii) 167,588 shares of Class A common stock subject to stock options that are exercisable within 60 days of March 24, 2025.

Compass, Inc.	29

Information About Our Executive Officers

Our 2025 Executive Officers

Robert Reffkin Founder and Chief Executive Officer and Chairman of the Board of Directors	Age: 45 Officer in current position since: October 2012
Mr. Reffkin’s career highlights are set forth in "Biographies for Continuing Directors" above.

Kalani Reelitz Chief Financial Officer	Age: 45 Officer in current position since: November 2022
Career Highlights
Mr. Reelitz has served as our Chief Financial Officer since November 2022. Previously, Mr. Reelitz served in a variety of financial and business leadership roles at Cushman & Wakefield U.S., Inc., a commercial real estate broker, including Global Chief Transformation Officer and Chief Operating Officer, Americas, from January 2022 until November 2022, Senior Vice President, Chief Financial Officer and Chief Operating Officer, Americas and Global Transformation Lead, from June 2020 until February 2022, and Senior Vice President, Chief Financial Officer, Americas, from September 2017 until June 2020, and other roles of increasing responsibility where he focused on critical financial and operational processes for the Americas region. Prior to Cushman & Wakefield, U.S., Inc., Mr. Reelitz spent 12 years at Walgreens Boots Alliance, Inc., a holding company that owns retail pharmacy chains, in a variety of roles, including strategy and business integration, strategic finance, financial planning and analysis, and internal audit. Mr. Reelitz holds a Bachelor of Business Administration and a Master of Science in Accounting from Loyola University Chicago.

Bradley Serwin General Counsel and Corporate Secretary	Age: 63 Officer in current position since: May 2020
Career Highlights
Mr. Serwin has served as our General Counsel and Corporate Secretary since May 2020. Mr. Serwin has over 35 years of experience as a corporate and securities lawyer and as a Legal Department leader. Prior to joining Compass, he served as General Counsel and Corporate Secretary of Glassdoor, Inc., an online employer review and rating website, from June 2015 to May 2020. From March 2012 to June 2015, Mr. Serwin served as a Senior Vice President and Deputy General Counsel at eBay Inc., a multinational internet marketplace. Mr. Serwin holds a B.A. from University of California, Los Angeles and a J.D. from Harvard Law School.

30	2025 PROXY STATEMENT

Proposal 3: Advisory Vote to Approve 2024 Named Executive Officer Compensation (“Say-on-Pay Vote”)
Each year, we ask our stockholders to vote on an advisory basis to approve the compensation paid to our named executive officers (“say-on-pay”) as described in the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.
The Compensation Committee is committed to an executive compensation program that is transparent and simple, that appropriately incentivizes our executive officers and aligns with stockholder interests and external expectations and that enables us to effectively compete for, attract and retain top talent so we can build the strongest possible leadership team for Compass. The Compensation Committee believes that our executive officers, including our NEOs, were compensated appropriately and in a way that provided proper incentives to them, ensured alignment with stockholders’ interests and supported long-term value creation. As you decide how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and the compensation table sections of this proxy statement.
At the Annual Meeting, stockholders will vote on the following advisory resolution regarding the compensation of NEOs as described in this proxy statement.
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the other related tables and disclosures.”
This say-on-pay vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements. We expect that the next say-on-pay vote will occur at Compass' 2026 annual meeting of stockholders.

The Board of Directors recommends a vote “FOR” the advisory approval of the 2024 named executive officer compensation.

Compass, Inc.	31

Compensation Discussion and Analysis
The following compensation discussion and analysis of our executive compensation philosophy, objectives, and design, our compensation-setting process, the components of our executive compensation program, and the decisions made for compensation in respect of 2024 for our named executive officers should be read together with the compensation tables and related disclosures set forth below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business and our needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.
2024 Company Performance Highlights
Business and Operational Performance
In 2024, despite another challenging year in the real estate industry, we remained focused on our strategy and continued to execute on our core business objectives. Our business and operational highlights include:

(1) During the first quarter of 2024, the Company began to report its agent statistics as of quarter end. The Company’s Number of Principal Agents and Number of Total Agents reported here are based on the quarter end count.
(2) Excludes approximately 1,000 principal agents located in Texas who joined Compass during the second quarter of 2024 as part of the Latter & Blum Holdings, LLC acquisition. These agents operate with a flat fee / transaction fee based model, which is different from the Company's standard compensation model.

Financial Performance
We had strong financial performance in 2024. Our financial performance highlights include:

(1) See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures.

32	2025 PROXY STATEMENT

Compensation Philosophy, Objectives and Design
Philosophy
We compete in highly dynamic and quickly changing real estate and technology markets and believe that in order for us to be successful in attracting and retaining an experienced executive team, we must have a robust executive compensation program that provides proper incentives to our executives while focusing on individual and overall company performance. We believe our executive compensation program will enable us to achieve our short-term and long-term strategic objectives, while creating sustainable long-term value for our stockholders that facilitate and support our growth.
2024 NEOs: Robert Reffkin Founder, Chairman, and Chief Executive Officer Kalani Reelitz Chief Financial Officer Bradley Serwin General Counsel and Corporate Secretary
Objectives
Our 2024 executive compensation program was designed to achieve the following objectives:
●Attract, retain, and motivate talented executive officers whose skills, experience, and performance are critical to achieve our short-term and long-term financial and strategic objectives;
●Encourage our executive officers to reinforce our values;
●Align compensation incentives with performance and stockholder value;
●Reward our executive officers for their experience and performance and motivate them to achieve our long-term strategic goals; and
●Ensure that our total compensation is fair, reasonable, and competitive.
Design
The Compensation Committee reviews our executive compensation program on an annual basis and seeks to align our executive compensation philosophy and program with those of leading U.S. publicly-traded real estate and technology companies while retaining a necessary measure of flexibility to help us achieve our long-term strategic goals and to account for individual circumstances. The 2024 executive compensation program is based on three principles: provide a simple and transparent structure for executive compensation, tie executive compensation to a specific set of Company performance metrics and reward individual performance. Specifically, the 2024 compensation program provided for (i) competitive base salaries for NEOs, (ii) a short-term incentive program, under which cash performance bonuses were determined based on the Company's financial performance and NEOs' individual performance in 2024, and (iii) a long-term incentive program, under which the Company granted time-based equity awards in 2024 based on the non-CEO NEOs' individual performance in 2023 (see additional information related to the CEO equity awards under "— Components of 2024 NEO Compensation — CEO Compensation Structure").
In 2024, we paid base salaries to compensate our NEOs for their day-to-day responsibilities at levels that we felt were necessary to attract and retain executive talent. However, we believe that placing a strong emphasis on equity compensation and performance cash bonuses linked to achievement of Company and individual performance goals aligns with our entrepreneurial spirit and incentivizes our NEOs to maximize stockholder value by pursuing strategic opportunities that advance our mission.
We expect that our need to attract and retain executive talent in competition with other leading publicly-traded real estate and technology companies will remain essential to our future success and may become more challenging over time. The allocations among specific compensation elements may shift for our NEOs from time to time as we continue to assess the appropriate mix to align with our compensation philosophy. However, we intend to continue to emphasize pay-for-performance and long-term incentive compensation, where the majority of the compensation is at risk.

Compass, Inc.	33

Our Compensation Best Practices
The Compensation Committee seeks to ensure sound executive compensation practices to adhere to our philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following summarizes our executive compensation and policies and practices:

WHAT WE DO

●Maintain an Independent Compensation Committee and Compensation Consultant. Our Compensation Committee is comprised solely of independent directors. Additionally, our Compensation Committee has engaged its own compensation consultant, Semler Brossy Consulting Group, LLC ("Semler Brossy"), to provide information, analysis, and other advice on executive compensation independent of management.
●Annual Executive Compensation Review. Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our executive compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our company.
●Pay for Performance. We emphasize a pay-for-performance philosophy, to align the long-term interests of our executive officers with those of our stockholders. A substantial portion of total compensation for our executive officers is “at risk” in the form of performance cash bonus and equity. The cash bonus is intended to recognize and incentivize achievement of short-term strategic objectives while the equity awards foster achievement of long-term strategic objectives.
●Stock Ownership Guidelines. We expect our executive officers to acquire and retain a meaningful ownership position in shares of our common stock.
●Succession Planning. We periodically review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
●Clawback Policy. We maintain a clawback policy to recover incentive compensation in certain circumstances.

WHAT WE DO NOT DO

●No “Single-Trigger” Change in Control Severance Payments or Benefits. We do not provide “single-trigger” change in control severance payments or benefits to our NEOs.
●No Retirement Plans Specific to Executives. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our NEOs other than the plans and arrangements that are available to all employees. Our NEOs are eligible to participate in our 401(k) plan on the same basis as our other employees.
●No Change in Control Gross Ups. We do not have any agreements that provide reimbursement or gross-ups for excise taxes on payments or benefits received as a result of a change in control.
●No Hedging of our Equity Securities. Our insider trading policy prohibits our employees, including our NEOs, and our directors from hedging our securities.

34	2025 PROXY STATEMENT

Components of 2024 NEO Compensation
Our 2024 executive compensation program consisted primarily of base salaries, short-term cash incentives and long-term equity incentives. A summary of our key compensation components and the rationale for each component are set forth below.

Category	Form of Payment	Performance Period	Objectives and Determination Factors

Salary	Cash	Ongoing	●Compensates for day-to-day responsibilities ●Based upon each executive’s skills, experience, performance, value in the marketplace and criticality of the role

Short-Term Incentive	Cash	One year	●Drives achievement of key corporate performance goals and rewards for annual performance ●Based upon each executive’s annual accomplishments and achievement of short-term strategic objectives

Long-Term Incentive	Time-based RSU awards	Four years
•Encourages executives to achieve long-term strategic objectives and promote long-term stockholder value creation and alignment of executives’ and stockholders’ interests
•Based upon each executive’s role and individual contributions they make to achieving long-term strategic objectives

Continued Emphasis on Long-Term Incentives and Meaningful At-Risk Compensation
•Long-term incentive compensation, consisting of equity awards tied to time-based vesting, was the largest component of each NEO’s total compensation.
•Approximately 94% of Mr. Reffkin's and approximately 82% of non-CEO NEOs' compensation was meaningfully at-risk.
2024 CEO Total Compensation Mix         2024 non-CEO NEO Total Compensation Mix

*Long-term incentive compensation assumes that all four annual awards under the Equity Refresh Program were granted in 2024. See "Long-Term Incentive" below for additional information.

Compass, Inc.	35

CEO Compensation Structure
At the end of 2023, after completing a peer group benchmarking review and considering a number of alternatives, our independent directors, based on the recommendations of the Compensation Committee and discussion with the independent compensation consultant, Semler Brossy, adjusted Mr. Reffkin’s compensation structure, aligning his total compensation more closely with the CEO compensation at peer companies. As part of the new compensation structure, Mr. Reffkin agreed to forfeit his previously granted performance-based RSU awards for a total of 17,223,620 shares as the performance-based RSU awards were no longer satisfying the Company's compensation objectives.
With the objective of providing market-based CEO compensation, Mr. Reffkin's annual total compensation was approved by the independent directors on the Board of Directors to be $10.8 million for each of 2024 and 2025, with a target total cash compensation of $1.8 million, consisting of a $900,000 annual base salary and a target payout of $900,000 under the Cash Performance Bonus Program, and a time-based RSU award with a value of $9 million, vesting annually over a four-year period. The 2024 time-based RSU award was granted on January 1, 2024, and the 2025 time-based RSU award was granted on January 1, 2025. While the Board of Directors does not expect to make further changes to Mr. Reffkin's compensation in 2025, it may do so in light of Mr. Reffkin's performance and our business needs. Further, the Board of Directors is expected to review Mr. Reffkin's total compensation annually as part of its annual CEO performance review.
Base Salary
We provide base salary as a fixed source of compensation for our NEOs for their day-to-day responsibilities, allowing them a degree of certainty while having a significant portion of their compensation at risk in the form of short-term and long-term incentives, which are contingent on future performance. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that can help attract and retain talented and experienced executive officers. In determining base salaries, the Board, based on the recommendations from the Compensation Committee, with respect to the CEO's salary, and the Compensation Committee, with input from members of our management, including our CEO (except with respect to the CEO's own base salary), and our independent compensation consultant, Semler Brossy, considers market competitive base salaries, each NEO’s role criticality relative to others at the Company, and any other factors deemed relevant by the Compensation Committee. Our Compensation Committee reviews base salaries of our NEOs periodically and makes adjustments as it deems appropriate.
Based on the results of a peer group benchmarking review completed in 2023, our independent directors, based on the recommendation of the Compensation Committee, with respect to Mr. Reffkin, and the Compensation Committee, with respect to Mr. Reelitz, approved an increase in Mr. Reffkin's and Mr. Reelitz's base salaries as reflected in the below table. The increases were deemed necessary to ensure that their base salaries are competitive and bring their total compensation more closely to the compensation of similar-level executives at peer companies. At the time of the Company’s initial public offering ("IPO"), all NEOs had an identical cash compensation structure (both base salary and target bonus), which reflected the Company’s pay philosophy at that time. As the Company is now several years beyond the IPO, the Compensation Committee and independent directors, in consultation with Semler Brossy, determined to differentiate cash compensation opportunities across the NEOs in order to align with normative market practices. As such, following a peer group benchmarking review, the Compensation Committee recommended and the independent directors approved an increase to Mr. Reffkin’s base salary from $500,000 to $900,000.
Our NEOs’ base salaries as of December 31, 2023 and 2024 were as follows:

	2023 Base Salary	2024 Base Salary	Change
NEO	($)	($)%
Robert Reffkin	500,000	900,000	+80
Kalani Reelitz	450,000	500,000	+11
Bradley Serwin	450,000	450,000	—

36	2025 PROXY STATEMENT

Short-Term Incentives
We use cash incentives to drive achievements of key corporate short-term performance goals and reward our NEOs for their annual performance and achievements.
Our NEOs participate in our annual cash performance bonus program (the “Cash Performance Bonus Program”), under which they are eligible to receive annual cash bonuses (“Cash Performance Bonuses”). In the beginning of each year, our independent directors, based on the recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, establish payout targets, performance metrics and performance levels for the Cash Performance Bonus Program after reviewing the Company’s annual budget and financial and strategic plans.
Based on the results of a peer group benchmarking review completed in 2023, our independent directors, based on the recommendation of the Compensation Committee, with respect to Mr. Reffkin, and the Compensation Committee, with respect to Mr. Reelitz, approved an increase in Mr. Reffkin's and Mr. Reelitz's target payouts as reflected in the below table. The increases were deemed necessary to ensure that our short-term incentive program is competitive, provides appropriate incentives and rewards annual individual performance, as well as achievements of the Company's short-term strategic goals and objectives.
For 2023 and 2024, the following payout targets were set for the NEOs:

	2024	2024	2023	Change from 2023
NEO	Target Bonus	(% of Base Salary)	(% of Base Salary)	(% of Base Salary)
Robert Reffkin	$900,000	100%	40%	+60%
Kalani Reelitz	$500,000	100%	44%	+56%
Bradley Serwin	$200,000	44%	44%	—

For 2024, the following metrics and performance levels were set for the NEOs:

Weighting	Metrics
75%	Free Cash Flow(1)
25%	Individual Performance / Discretionary
(1) Definitions and a reconciliation of GAAP to non-GAAP measures can be found in Annex.

Free Cash Flow
Performance Level	Payout as % of Target	Free Cash Flow Metrics (in millions)
Threshold	0%	$(20)
Target	100%	$30
Maximum	200%	$80
In determining the actual 2024 payouts under the Cash Performance Bonus Program, our independent directors, based on recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, considered a number of factors, including the following:
Free Cash Flow (75% Weighting)
•The Company's Free Cash Flow for the full year 2024 was $105.8 million compared to ($37.1) million in 2023, an improvement of $142.9 million; and the Company generated positive Free Cash Flow in every quarter

Compass, Inc.	37

including the fourth quarter, which has historically been a negative Free Cash Flow quarter for the Company (See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures).
Individual Performance / Discretionary (25% Weighting)
•2024 was another challenging year in the real estate industry, with resale transactions experiencing a 29-year low; nonetheless, the Company widened the gap between itself and the industry, ultimately setting the Company up for long-term success;
•The Company's strong financial performance in 2024, including:
◦the Company's Adjusted EBITDA for the full year 2024 was $126 million compared to ($38.9) million in 2023, an improvement of $164.9 million and a new record for the Company (See "Annex" for definitions and a reconciliation of GAAP to Non-GAAP measures); and
◦the Company continued its commitment to maintain operating expenses at a lower level, and for the full-year in 2024, non-GAAP operating expenses ("OPEX") came in lower than the Company's expectation (See "Annex" for definitions and a reconciliation of GAAP to non-GAAP measures).
•The Company's operational achievements in 2024, including:
◦as of December 31, 2024, the number of principal agents increased 20.9% year-over-year compared to December 31, 2023, while the Company continued the trend of strong agent retention;
◦the Company increased attach rates for the title and escrow business by more than 800 basis points over all four quarters in 2024; and
◦successful execution of the Company's mergers and acquisition strategy, including addition of Christie's International Real Estate, which added a top brokerage and marked the Company's entrance into the affiliate business.
•The Company's ability to effectively navigate a challenging and unpredictable regulatory environment, including:
◦settling the Company's class action antitrust litigation on a nationwide basis; and
◦successfully rolling out a Company-wide compliance program to train agents on the various industry-wide practice changes that took effect in August 2024.
After review and consideration of the above factors, the Board of Directors, based on recommendations from the Compensation Committee, with respect to the CEO, and the Compensation Committee, with respect to the non-CEO NEOs, concluded that Free Cash Flow and individual performance/discretionary metrics were attained as described below:

2024 Short Term Incentive Payout
Metric	Minimum Performance	Target Performance	Maximum Performance	Actual Performance	Component Weighting	Earned Percentage
Free Cash Flow (in millions)	$(20)	$30	$80	$106	75%	150%
Individual Performance/Discretionary(1)	0%	100%	200%	200%	25%	50%
Total Earned						200%
(1) Each NEO's performance was evaluated individually based on the various factors, including but not limited to the factors described above.

38	2025 PROXY STATEMENT

Long-Term Incentives
We use equity awards as a key component of our total compensation package for our NEOs and the primary vehicle for their long-term incentives. Equity awards are designed to encourage high performance by, and long-term tenure of, NEOs, thereby aligning NEOs’ interests with the interests of our stockholders.
Annual Equity Refresh Program
Our non-CEO NEOs participate in our annual equity refresh program (the “Equity Refresh Program”), under which they are eligible to receive time-based equity awards each year in the form of RSUs (“Refresh RSU Awards”). Mr. Reffkin is not eligible to participate in the Equity Refresh Program.
The dollar value of the Refresh RSU Awards is determined based on individual performance in the prior year. To reduce the impact of stock price volatility on the number of shares available for grant and issuance under our 2021 EIP, starting in 2022, we committed to grant Refresh RSU Awards as four equal annual awards granted over a four-year period.
In 2024, the Compensation Committee approved the first annual award for each non-CEO NEO based on their individual performance in 2023:

	Annual Approved RSU Value	RSUs Granted
Non-CEO NEO	($)	(# of shares)
Kalani Reelitz(1)	750,000	206,117
Bradley Serwin(1)	400,000	109,929
(1) The values in this table differ from the values disclosed in the Stock Awards column in the Summary Compensation Table and the Grants of Plan-Based Awards table and reflect the dollar amounts that were approved by the Compensation Committee and used to determine the number of RSUs underlying the awards. The grant date was March 17, 2024 and the number of RSUs was determined by dividing the dollar amounts by the trailing 30-day average closing price of our Class A common stock ending on, and including, March 17, 2024 ($3.6387) (the "Award PPS"). The values disclosed in the Stock Awards column the Summary Compensation Table and the Grants of Plan-Based Awards were calculated by multiplying the number of RSUs by the closing price of our Class A common stock on the grant date ($2.93) ("Grant Date PPS"). Accordingly, the lower values disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table reflect the fact that the Grant Date PPS was lower than the Award PPS.

The total approved value and the total number of RSUs underlying the four annual awards (including the first annual award reflected in the table above) that was committed to be granted for each non-CEO NEO based on their individual performance in 2023 as follows:

Non-CEO NEO	Total Approved RSU Value ($)	Total RSUs (# of shares)
Kalani Reelitz(1)	3,000,000	824,468
Bradley Serwin(2)	1,600,000	439,716
(1) Total Approved RSU Values and Total RSUs were calculated by multiplying the values and number of RSUs underlying the first annual award as disclosed in the above table by four.
CEO 2024 Equity Award
As described in more detail under the "CEO Compensation Structure" section above, at the end of 2023, the Board of Directors approved the following time-based RSU award for Mr. Reffkin:

	Approved RSU Value	RSUs Granted
NEO	($)	(# of shares)
Robert Reffkin(1)	9,000,000	3,258,508
(1) The value in this table differs from the values disclosed in the Stock Awards column in the Summary Compensation Table and the Grants of Plan-Based Awards table and reflects the dollar amount that was approved by the Compensation Committee and used to determine the number of RSUs underlying the award. The grant date was January 1, 2024 and the number of RSUs was determined by dividing the dollar amount by the trailing 30-day average closing price of our Class A common stock ending on, and including, December 31, 2023 ($2.762) (the "Award PPS"). The values disclosed in the Stock Awards column the Summary Compensation Table and the Grants of Plan-Based Awards were calculated by multiplying the number of RSUs by the closing price of our Class A common stock on the grant date ($3.76) ("Grant Date PPS"). Accordingly, the higher values disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table reflect the fact that the Grant Date PPS was higher than the Award PPS.

Compass, Inc.	39

Welfare and Other Benefits
We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan, which from time to time may include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent.
We generally do not provide significant recurring perquisites or other personal benefits to our executive officers, except as generally made available to all our employees, or in limited circumstances that serve a reasonable business purpose. Our "employee representation program" encourages our executive officers and directors to use Compass in connection with their personal real estate transactions by reimbursing a portion of the real estate commissions to them. This program allows our executive officers and directors to become familiar with the services that Compass provides and experience transacting real estate on the Compass platform. We believe that the incremental cost to the Company of providing such reimbursement is minimal and nonrecurring in its nature while the benefits to the Company are valuable.
We believe that the benefits and perquisites described herein are consistent with our overall executive compensation program, enable us to attract and retain talented and experienced executive officers, and provide competitive compensation packages to our NEOs. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our NEOs. Based on these periodic reviews, perquisites may be awarded or adjusted on an individual basis.
Agreements with Our NEOs
We do not have an employment agreement with any of our NEOs, but they do enter into their offer letters with us. Pursuant to these offer letters, each NEO is an “at-will” employee, receives a base salary, has the opportunity to earn short-term and long-term incentives, and is eligible to receive our standard employee benefits. Our NEOs also execute other standard form agreements, including a proprietary information, inventions, and arbitration agreement, an indemnification agreement and a change in control and severance agreement.
The change in control and severance agreement provides for payments and benefits to the NEO upon a qualifying termination of employment in connection with a change in control. Our CEO's change in control and severance benefits are described in his letter agreement and differ from our non-CEO NEOs' benefits. See “Potential Payments upon Termination or Change in Control” for more information.

40	2025 PROXY STATEMENT

How Our Compensation is Determined

Role of Management	Evaluate and recommend to the Compensation Committee our non-CEO NEOs' compensation

Role of Compensation Committee
Oversee our executive compensation program, including the determination of the individual and Company goals and objectives applicable to the compensation of our NEOs, recommendations and approvals as to the form and amount of executive compensation to be paid or awarded to our NEOs (other than our CEO, whose compensation is determined and approved by the full Board of Directors upon the Compensation Committee’s recommendations)

Role of Compensation Consultant	Advise the Compensation Committee with respect to (i) executive compensation, (ii) negotiation of new hire packages, (iii) trends in executive compensation market, and (iv) the design and operation of the executive compensation program

Role of Peer Group	NEO compensation is benchmarked against our peer group and provides a meaningful input to our compensation policies and practices in order for us to remain competitive
Role of Management
In setting compensation, our CEO and Head of Human Resources work closely with our independent compensation consultant, Semler Brossy, to present information to the Compensation Committee in connection with its review of our NEOs’ compensation. Their activities include reviewing and recommending salary, cash bonuses, equity awards and other compensation, recommending performance goals and objectives, and negotiating new hire packages and executive agreements. Additionally, our management gathers and reviews market and operating data prior to making their recommendations to the Compensation Committee. From time to time, our CEO and Head of Human Resources attend meetings of our Compensation Committee (other than the meetings where their own compensation and performance is being discussed) to present information and answer questions.
Role of our Compensation Committee
Our Compensation Committee, with appropriate input from Semler Brossy and other members of our Board of Directors and members of our management, including our CEO and Head of Human Resources, oversees the determination of individual and Company goals and objectives applicable to the compensation of our NEOs and the activities of our executive compensation program, including making recommendations as to the form and amount of compensation to be paid or awarded to our NEOs, and approving the form and amount of such compensation, and for NEOs (other than our CEO, whose compensation is determined and approved by our independent directors upon the Compensation Committee’s recommendation), approving offer letter terms. Additionally, our Compensation Committee has oversight of decisions regarding specific equity-based compensation plans, programs, and grants, as well as cash-based compensation plans and agreements for our NEOs.
Our Compensation Committee considers a combination of the following factors when reviewing and approving NEO compensation:
●Competitive base salaries and bonus target values for non-CEO NEOs to foster an environment of teamwork and collaboration, with individual incentives primarily in the form of equity grants.
●Company and individual performance, as we believe this motivates our NEOs to achieve our financial and strategic objectives and aligns their interests with those of our stockholders.
●Criticality of each NEO's role to the Company.
●Recommendations of members of management, including our CEO and Head of Human Resources.

Compass, Inc.	41

Role of Compensation Consultants
The independent compensation consultant advises the Compensation Committee with respect to NEO compensation, negotiation of new hire packages, trends in the executive compensation market, and design and operation of the executive compensation program. Semler Brossy reports directly to the Compensation Committee and may also meet with members of management for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee has considered the independence of Semler Brossy, consistent with the requirements of NYSE, and has determined that Semler Brossy is independent. Semler Brossy does not provide any services to us other than the services provided to the Compensation Committee.
Role of Peer Group
The Compensation Committee benchmarks our executive compensation levels, policies and practices to our peer group companies. While our Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a meaningful input to our compensation levels, policies and practices in order to attract and retain qualified NEOs.
Periodically, our Compensation Committee reviews the selection of our peer group companies and makes adjustments as it deems necessary. In 2023, the Compensation Committee changed our peer group companies to include traditional real estate brokerages and companies that provided services related to real estate and technology. In deciding whether a company should be included in our peer group, the Compensation Committee generally considered industry/line of business, revenue, EBITDA, market capitalization and whether we compete with the company for executive talent. Each company in our peer group was chosen based on one or more of those factors, but not all factors were relevant for every peer group company. The Compensation Committee did not make any changes to our peer group companies with respect to 2024 executive compensation planning other than removing Black Knight, Inc. due to its acquisition in September 2023.
Our peer group companies for purposes of setting 2024 compensation were as follows:

Anywhere Real Estate Inc. (HOUS)	Opendoor Technologies Inc. (OPEN)	Rocket Companies, Inc. (RKT)
eXp World Holdings, Inc. (EXPI)	Radian Group Inc (RDN)	Stewart Information Services Corp (STC)
First American Financial Corp (FAF)	Redfin Corp (RDFN)	Zillow Group, Inc. (ZG)
The Compensation Committee did not make any changes to our peer group companies in 2024 for 2025 executive compensation determinations.
Risk Assessment of Compensation Programs
Our management team and the Compensation Committee each play a role in evaluating and mitigating the risks that may exist relating to our compensation plans, practices and policies for employees, including our NEOs. Risk mitigation practices include but are not limited to, thresholds and caps for cash incentive programs, clawback provisions, and the use of equity compensation to align executive performance with long-term value creation for our stockholders. The Compensation Committee receives and discusses a report from Semler Brossy on risk management in connection with the Company's compensation program at least annually. The Compensation Committee believes that the Company's compensation practices and policies do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

42	2025 PROXY STATEMENT

Other Compensation Practices and Policies
Stock Ownership Guidelines
To align financial interests of our non-employee directors and executive officers with the interests of our stockholders, our Board of Directors adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in 2024.
Under the Stock Ownership Guidelines, our non-employee directors and executive officers are expected to own shares of our common stock equal to the amounts shown in the following table:

Leadership Position	Value of Shares/Ownership Requirement
Non-employee Director	5x annual Board retainer (excluding any Board committee retainer)
CEO	6x annual base salary
Other Executive Officers	3x annual base salary
In determining compliance with the Stock Ownership Guidelines, we take into account shares of Class A and Class C common stock, fully vested (but not yet settled) and unvested RSUs, including RSU commitments that have not yet been granted but are expected to be granted in the future years, and fully vested (but not yet settled) performance-based RSUs. Stock options and unearned performance-based RSUs are not taken into account in determining compliance. If after the five-year period, the individual goes below the stock ownership requirement, but has retained 100% of shares resulting from stock option exercises or settlements of RSUs (after giving effect to the exercise price and taxes, as applicable), they will be deemed to be in compliance with the Stock Ownership Guidelines.
Additionally, if during the five-year period and until the ownership requirement is satisfied, executive officers and non-employee directors must retain 50% of shares resulting from stock option exercises or settlements of RSUs (after giving effect to the exercise price and taxes, as applicable) until the ownership requirement is satisfied.
Each of our non-employee directors and executive officers satisfied the relevant ownership requirement as of December 31, 2024.
Policies and Practices Related to Equity Awards
The Company does not have any formal policy that requires it to grant, or avoid granting, equity awards at certain times. The Compensation Committee generally approves annual equity awards for non-CEO NEOs as part of the Company's annual or mid-year performance cycles for all employees. At times, when NEO compensation decisions are made outside of the Company's annual or mid-year performance cycle, our independent directors and the Compensation Committee may approve equity awards for NEOs as needed. For example, our independent directors approved Mr. Reffkin's 2023 and 2024 equity awards in December of 2023. However, equity awards are never timed to relate to the price of our common stock nor to correspond with the release of material non-public information. Grants to new employees, including potential NEOs, are typically approved as part of the Company's ordinary course monthly equity granting process following the employee’s start date.
During 2024, we did not award stock options or stock appreciation rights to any of our NEOs.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their principal executive officer, principal financial officer, and certain other current and former executive officers. The Tax Cuts and Jobs Act of 2017 repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” effective for taxable years after December 31, 2017. As a result, any compensation paid to certain of our NEOs in excess of $1 million will be non-deductible. The Compensation Committee has not in past years taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our NEOs because it believes that we should maintain flexibility in compensating our NEOs in a manner that maximizes the best interests of us and our stockholders.

Compass, Inc.	43

Sections 280G and 4999 of the Code provide that certain individuals, including our NEOs, may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company or a successor may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our NEOs, are entitled to “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999.
Clawback Policy
In 2023, we adopted a new Compensation Recovery Policy ("Clawback Policy") as required by SEC rules and NYSE listing standards, which covers each of our current and former officers subject to Section 16 reporting requirements under the Exchange Act ("Covered Executive"). In the event of an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under securities laws, the excess amount of incentive-based compensation received by a Covered Executive after October 2, 2023 over the amount that would have been received based on restated amounts during the three completed fiscal years preceding the restatement is subject to recoupment under our Clawback Policy. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure.
2024 Say-on-Pay Vote Outcome
At the 2024 annual meeting of stockholders, we received approximately 93% support of the votes cast on our say-on-pay proposal. Based upon these results, the Compensation Committee has concluded that the Company's stockholders generally support the executive compensation program adopted by the Compensation Committee.

44	2025 PROXY STATEMENT

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on its review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2024 Annual Report on Form 10-K.
Respectfully submitted by the members of the Compensation Committee:
Pamela Thomas-Graham (Chair)
Allan Leinwand
Frank Martell

The information contained in the preceding Compensation Committee Report shall not be deemed to be soliciting material or filed with the SEC, nor shall such information be incorporated by reference into any prior or future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Compensation Committee Report by reference in such filing.

Compass, Inc.	45

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding the compensation of our NEOs for 2024, 2023, and 2022:

						Non-Equity
						Incentive Plan	All Other
Name and		Salary	Bonus	Stock Awards		Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($) (2)		($)	($)	($)
Robert Reffkin(3)	2024	900,000	450,000	12,251,990		1,350,000	-	14,951,990
Chief Executive Officer	2023	500,000	7,100,000	-		-	78,320	7,678,320
	2022	400,000	-	-		-	11,156	411,156
Kalani Reelitz(4)	2024	489,615	250,000	603,923	(5)	750,000	-	2,093,538
Chief Financial Officer	2023	450,000	100,000	386,950		-	-	936,950
	2022	58,846	50,000	3,528,000		-	-	3,636,846
Bradley Serwin	2024	450,000	100,000	322,092	(6)	300,000	-	1,172,092
General Counsel & Corporate Secretary	2023	450,000	75,000	1,087,573		-	-	1,612,573
(1) This column represents incentive cash compensation paid on a discretionary basis.
(2) The amounts in this column do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, the amounts reported in this column represent the grant date fair value of shares underlying stock or option awards, as applicable, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2025 (the “Annual Report”). The assumptions used in calculating the value of the stock and option awards are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates and Policies—Stock-Based Compensation” in the Annual Report. See "Grants of Plan-Based Awards in 2024" for additional information related to the stock awards granted in 2024.
(3) Mr. Reffkin also served as interim Principal Financial Officer from September 3, 2022 until November 14, 2022.
(4) Kalani Reelitz was appointed Chief Financial Officer effective November 15, 2022.
(5) This amount represents the first of four grants of the Refresh RSU Awards committed to be granted in connection with the performance and achievements during 2023. The total value of all four commitments is $2,415,692. See "—Components of 2024 NEO Compensation—Long-Term Incentives—Annual Equity Refresh Program" for additional information.
(6) This amount represents the first of four grants of the Refresh RSU Awards committed to be granted in connection with the performance and achievements during 2023. The total value of all four commitments is $1,288,368. See "—Components of 2024 NEO Compensation—Long-Term Incentives—Annual Equity Refresh Program" for additional information.

46	2025 PROXY STATEMENT

Grants of Plan-Based Awards in 2024
The following table shows all annual cash performance and equity awards granted to our NEOs during the year ended December 31, 2024:

						All Other	Grant Date
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Stock Awards:	Fair Value of
						Number of	Stock Awards(4)
			Threshold	Target	Maximum	Shares of Stock or Units
Name	Grant Date(1)(2)		($)	($)	($)	(#)	($)
Robert Reffkin			-	675,000	1,350,000
	1/1/2024	(5)				3,258,508	12,251,990
Kalani Reelitz			-	375,000	750,000
	3/17/2024	(6)				206,117	603,923
Bradley Serwin			-	150,000	300,000
	3/17/2024	(7)				109,929	322,092
(1) All equity awards reported in this table were granted under our 2021 EIP.
(2) The vesting schedule applicable to each award is set forth in the “Outstanding Equity Awards” table below.
(3) The Non-Equity Incentive Plan Awards represents the non-discretionary portion of Cash Performance Bonuses awarded under the Cash Performance Bonus Program. See "—Components of 2024 NEO Compensation—Short-Term Incentives—2024 Cash Performance Bonus Program" for additional information and actual 2024 payouts.
(4) The amounts reported in this column do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, the amounts reported in this column represent the value of shares underlying stock awards, calculated in accordance with ASC 718. For additional information, see Notes 2 and 13 of the notes to our consolidated financial statements included in our Annual Report. The assumptions used in calculating the value of the stock awards reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates and Policies—Stock-Based Compensation” in the Annual Report.
(5) This amount represents the 2024 time-based RSU award discussed under "CEO Compensation Structure".
(6) This amount represents the first of four grants of the Refresh RSU Awards to be granted in connection with the performance and achievements during 2023. The total value of all four commitments is $2,415,692. See "— Components of 2024 NEO Compensation—Long-Term Incentives—Annual Equity Refresh Program" for additional information.
(7) This amount represents the first of four grants of the Refresh RSU Awards to be granted in connection with the performance and achievements during 2023. The total value of all four commitments is $1,288,368. See "— Components of 2024 NEO Compensation—Long-Term Incentives—Annual Equity Refresh Program" for additional information.

Compass, Inc.	47

Outstanding Equity Awards at Fiscal Year-End 2024
The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2024.

	Option Awards(1)						Stock Awards
			Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable					Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
							Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
					Option Exercise Price	Option Expiration Date
	Grant Date

Name			(#)	(#)	($)		(#)	($)(2)	(#)	($)(2)
Robert Reffkin	1/1/2024	(3)	–	–	–	–	3,258,508	19,062,272	–	–
Kalani Reelitz	12/27/2022	(4)	–	–	–	–	800,000	4,680,000	–	–
	8/17/2023	(5)	–	–	–	–	–	–	113,475	663,829
	3/17/2024	(6)	–	–	–	–	51,530	301,451	–	–
Bradley Serwin	5/29/2020	(7)	552,360	–	6.44	5/28/2030	–	–	–	–
	10/27/2020	(8)	162,050	–	6.88	10/26/2030	–	–	–	–
	8/17/2023	(5)	–	–	–	–	–	–	85,106	497,870
	3/17/2024	(6)	–	–	–	–	27,483	160,776	–	–
(1) All stock options referenced in this table are exercisable immediately, subject to a repurchase right in favor of our Company which lapses as the option vests. Accordingly, the columns and footnotes reflect the extent to which stock options held by our NEOs were vested, as opposed to exercisable, as of the end of the year.
(2) Amounts are calculated by multiplying the number of shares shown in the table by $5.85, the closing per share price of our Class A common stock as of December 31, 2024.
(3) The RSUs vest as to 25% of the total shares on January 1, 2025 and vest as to 25% annually thereafter, with 100% of the total shares vested on January 1, 2028, subject to continued service with us on each vesting date.
(4) The RSUs vested as to 25% of the total shares on November 15, 2023 and vest as to 6.25% quarterly thereafter, with 100% of the total shares vested on November 15, 2026, subject to continued service with us on each vesting date.
(5) The Performance Stock Units are reported at 100% performance level and vests as to 50% on August 15, 2025 and the remaining 50% on August 15, 2027 subject to the Company achieving certain financial metrics and stock price.
(6) The RSUs vest as to 25% of the total shares on each of June 15, 2024, September 15, 2024, December 15, 2024 and March 15, 2025, subject to continued service with us on each vesting date. This amount represents the first of four commitments of the Refresh RSU Award granted in connection with the performance and achievements during 2023.
(7) 100% of the stock options vested on May 18, 2024.
(8) 100% of the stock options vested on October 26, 2024.

48	2025 PROXY STATEMENT

Option Exercises and Stock Vested in 2024
The following table sets forth information regarding stock awards vested for the NEOs during the year ended December 31, 2024. No stock options were exercised by NEOs in 2024.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting(1)	On Vesting(2)
Name	(#)	($)
Robert Reffkin	–	–
Kalani Reelitz	557,966	2,810,072
Bradley Serwin	161,846	694,065
(1) Represents the number of RSUs vested in 2024. Shares underlying RSUs are settled to RSU holders net of income tax withholding obligations.
(2) The value realized on vesting is calculated based on the fair market value of the underlying stock on the vesting date multiplied by the number of shares.

Compass, Inc.	49

Potential Payments Upon Termination or Change in Control
We have severance agreements with all of our NEOs in the event of their involuntary terminations of employment, including in connection with a change in control. We believe that these agreements encourage our NEOs to focus their attention on the business operations of our Company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control. We believe the size and terms of the benefits we provide appropriately balance the costs and benefits to our stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and accordingly allow us to recruit and retain talented and experienced NEOs.
We have approved accelerated vesting provisions for certain RSU and stock option grants to certain executive officers upon an involuntary termination of those executive officers’ employment in connection with a change in control (each “involuntary termination” and “change in control” as defined below). We believe these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Compensation Committee members and Semler Brossy, and allow us to attract and retain talented and experienced NEOs. We also believe that these accelerated vesting provisions will allow our NEOs to focus their attention on the business operations of our Company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security, and to allow for a smooth transition in the event of a change in control.
CEO Potential Severance Benefits
Under the terms of Mr. Reffkin's Employment Agreement with the Company dated March 12, 2020, as amended January 25, 2021, Mr. Reffkin is eligible to receive the following severance payments and benefits in the event that his employment with us is subject to a "qualifying termination" (generally defined as a termination by us without cause, by him for good reason, or due to disability or death), subject to our receipt of a release of claims in our favor:
•Cash Severance: (i) continued payment of base salary for 12 months following termination, (ii) a lump sum of any earned but unpaid bonus for the year prior to termination and (iii) a lump sum payment equal to then-current target bonus opportunity on a prorated basis;
•Equity Acceleration: the Board may, at its discretion, choose to accelerate vesting of unvested RSUs; and
•Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 18 months.
Mr. Reffkin is also eligible to receive the following enhanced severance payments and benefits in the event that his employment with us is subject to a qualifying termination within three months prior to or 12 months after a change in control (generally defined as the sale of all or substantially all of the Company's assets to an unrelated person, a merger, reorganization or consolidation, the acquisition of all or a majority of the shares of the Company's stock in a single transaction or series of related transactions):
•Cash Severance: (i) continued payment of base salary for 24 months following termination, (ii) a lump sum of any earned but unpaid bonus for the year prior to termination and (iii) a lump sum payment equal to then-current target bonus opportunity on a prorated basis;
•Equity Acceleration: under the terms of the grant agreements between the Company and Mr. Reffkin (i) 100% acceleration of any then-unvested time-based RSU award and (ii) no acceleration of performance-based RSU awards unless the Board, in its discretion, chooses to accelerate all or a portion of then outstanding performance-based RSU awards; and
•Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 24 months.

50	2025 PROXY STATEMENT

Non-CEO NEO Severance Benefits
Our non-CEO NEOs are eligible to receive change in control and severance benefits pursuant to our standard Change in Control and Severance Agreement (the "CIC and Severance Agreement"), which provides that our non-CEO NEOs are eligible to receive certain payments and other benefits upon a "Qualifying Termination", a "CIC Qualifying Termination" and a termination of employment due to death or disability, subject to our receipt of a release of claims in our favor.
Qualifying Termination Outside of a Change in Control
Under the terms of the CIC and Severance Agreement, our non-CEO NEOs are eligible to receive the following severance payments and benefits in the event that the NEO’s employment with us is terminated (i) by us for any reason other than for cause or (ii) by the non-CEO NEO for good reason:
●Cash Severance: (i) a lump sum severance payment of 12 months base salary and (ii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity;
●Equity Acceleration: if the NEO has been employed with the Company for a period of less than 12 months at the time of termination, then the NEO’s outstanding equity awards that vest upon the NEO completing a cliff vesting period of 12 months of continuous service or less (a “Vesting Cliff”) shall accelerate and become vested and exercisable as if the NEO’s employment had continued through the first Vesting Cliff, except, performance-based awards will vest only to the extent of achievement of performance milestones (if measurable on the date of the NEO’s termination); and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 12 months.
Qualifying Termination in Connection with a Change in Control
Under the terms of the CIC and Severance Agreement, our other NEOs are eligible to receive severance payments and benefits in the event that the NEO’s employment with us is terminated in connection with the consummation of a change in control (generally defined as an acquisition of 50% of our voting securities, the sale or disposition of all or substantially all of the Company's assets, a merger or consolidation, or other "corporate transaction" under Section 424(a) of the Code) (i) by us at the request of the acquirer (prior to the consummation of a change in control), (ii) by us or our successor for any reason other than for “cause” (if termination occurs within 12 months following or 3 months preceding the consummation of, but following execution of an agreement that will result in, a change in control) or (iii) by the NEO for “good reason” or at the request of the acquirer (if termination occurs within 12 months following or 3 months preceding the consummation of, but following execution of an agreement that will result in, a change in control), as follows:
●Cash Severance: (i) a lump sum severance payment of 18 months base salary, (ii) a lump sum payment equal to 1.5x the executive officer’s then-current target bonus opportunity and (iii) a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a prorated basis;
●Equity Acceleration: 100% acceleration of any then-unvested equity awards (with any performance-based awards accelerating at the greater of actual achievement (if measurable) or target performance levels); and
●Medical Benefits: a lump sum payment equal to the premiums for continued medical benefits for 18 months.
Under the CIC and Severance Agreement, in the event any payments or benefits constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, such payments or benefits would be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in the non-CEO NEO receiving a higher net-after tax amount than the non-CEO NEO would have received absent such reduction.

Compass, Inc.	51

Termination in the Event of Death or Disability
Under the terms of the CIC and Severance Agreement, our non-CEO NEOs are eligible to receive severance payments and benefits in the event that the NEO’s employment with us is terminated in the event of death or disability (as defined in the CIC and Severance Agreement), as follows:
●Cash Severance: a lump sum payment equal to the executive officer’s then-current target bonus opportunity on a prorated basis; and
●Equity Acceleration: acceleration of any then-unvested equity awards that would otherwise have vested if service had continued through the end of the quarter in which separation took place (with performance-based awards only accelerating to the extent of the achievement of the applicable performance-based milestones, if measurable on the date of the NEO’s termination).
2021 Equity Incentive Plan
Our 2021 EIP generally provides that the Company in its discretion may accelerate of vesting of equity awards granted under the 2021 EIP upon a corporate transaction (as defined in the 2021 EIP). These provisions generally apply to all holders of awards under the 2021 EIP, including the NEOs. The terms of the CIC and Severance Agreement generally provide for "double trigger" acceleration of vesting of equity awards as described above.

52	2025 PROXY STATEMENT

Potential Payments Upon Termination or Change in Control
The following table and narrative for each column set forth our payment obligations pursuant to the compensation arrangements for each of our NEOs, under the circumstances described in the table and narrative, assuming that their employment was terminated or a change in control occurred on December 31, 2024.

		Qualifying Termination	Qualifying Termination	Termination –
		No Change in Control	Change in Control	Death or Disability
Name	Benefits	($)(b)	($)(c)	($)(d)
Robert Reffkin	Cash Severance:	1,800,000	2,700,000	1,800,000*
	Equity Acceleration(1):	–	19,062,272	*
	Medical Benefits***:	51,670	68,893	51,670*
	Total:	1,851,670	21,831,165	1,851,670*
Kalani Reelitz	Cash Severance:	989,615	1,484,423	500,000**
	Equity Acceleration(1):	–	4,981,451	–
	Medical Benefits***:	21,821	32,732	–
	Total:	1,011,436	6,498,606	500,000**
Bradley Serwin	Cash Severance(2):	650,000	975,000	200,000**
	Equity Acceleration(1):	–	160,776	–
	Medical Benefits***:	25,728	38,593	–
	Total:	675,728	1,174,368	200,000**
*Involuntary Termination is defined to include disability and death in Mr. Reffkin's Employment Agreement. If disability or death occurs without a change of control, Mr. Reffkin would receive the payments summarized in column (d), and if disability or death occurs in connection with a change in control, Mr. Reffkin would receive the payments summarized in column (c).
**Upon termination for death or disability, our current NEOs, other than our CEO, will receive a pro-rated portion of the executive's then current target bonus opportunity for the portion of the year the executive served.
***Estimated based on current premiums and elections.
(1) Amounts are calculated using $5.85, the closing per share price of our Class A common stock as of December 31, 2024.
(2) Upon a qualifying termination outside of a change in control situation or termination due to death or disability, Mr. Serwin would be required to repay a portion of the cash bonus paid to him in January 2021 in the amount of $574,200 (net of taxes). Mr. Serwin's repayment obligations lapse quarterly with respect to approximately 6% of his cash bonus and terminate on June 14, 2026. Mr. Serwin would not be required to repay any portion of his cash bonus in connection with a qualifying termination in a change of control situation so long as such termination occurs 60 days before or 365 days after a change of control occurs.

Compass, Inc.	53

CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO for 2024, our last completed fiscal year:
1.The annual total compensation of our median employee was $99,030; and
2.The annual total compensation of our CEO, as reported in the Summary Compensation Table in this proxy statement, was $14,951,990.
Based on this information for fiscal year 2024, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 151:1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For fiscal year 2024, based on our review of employee compensation, we used the same median employee that was identified in 2022 given no change in our employee population or employee compensation that we reasonably believe would result in a significant change in the pay ratio disclosure. In 2022, we determined our median compensated employee using base salary as of December 31, 2022, annualized, as our consistently applied compensation measure.
We determined the median employee’s total 2024 compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our CEO for purposes of the Summary Compensation Table disclosed above. The total 2024 compensation of our median employee, a Senior Transaction Coordinator, was determined to be $99,030. This total compensation amount for our median employee was then compared to the total compensation of our CEO disclosed above in the Summary Compensation Table, of $14,951,990. The elements included in the CEO’s total compensation are fully discussed in the footnotes to the Summary Compensation Table.

54	2025 PROXY STATEMENT

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs.

Year(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(2)(3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Company Selected Measure - Free Cash Flow(7) (in millions)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
2024	$14,951,990	$21,762,272	$1,632,815	$3,270,065	$29.03	$34.39	$(154.5)	$105.8
2023	$7,678,320	$4,618,991	$2,969,135	$3,012,025	$18.66	$34.36	$(320.1)	$(37.1)
2022	$411,156	$(86,430,991)	$2,871,847	$(1,132,030)	$11.56	$23.05	$(601.5)	$(361.8)
2021	$89,915,376	$29,387,757	$2,442,874	$25,732	$45.11	$67.17	$(494.1)	$(78.7)
(1) Our reporting begins in 2021, due to our IPO on April 1, 2021.
(2) Robert Reffkin is the CEO for purposes of calculating the amounts in each applicable year.
(3) None of our NEOs participate in a pension plan; therefore, we did not report a change in pension value for any of the years reflected in this table, and a deduction from the Summary Compensation Table total related to pension value is not needed. A reconciliation of Total Compensation from the Summary Compensation Table to compensation actually paid to our CEO and our non-CEO NEOs (as an average) is shown below:

	2024
Adjustments:	CEO ($)	Average of Non-CEO NEOs ($)
Total Compensation as reported in Summary Compensation Table (SCT)	$14,951,990	$1,632,815
Adjustments for stock and option awards (a):
(Subtraction): Stock and option awards amounts as reported in SCT	(12,251,990)	(463,008)
Addition: Fair value at year-end of awards granted during the covered fiscal year that are outstanding and unvested at year-end	19,062,272	231,113
Addition (Subtraction): Change in fair value of awards from prior fiscal year and to the fiscal year end which were granted in any prior fiscal year that are outstanding and unvested at year end	—	1,034,730
Addition: Vesting date fair value of awards granted and vesting during such year	—	663,297
Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during such year	—	171,118
(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during such year	—	—
Addition: Dividends or other earnings paid on stock or option awards in the covered year prior to vesting if not otherwise included in the total compensation for the covered year	—	—
Compensation Actually Paid (as calculated)	$21,762,272	$3,270,065
(a) The fair values of the stock and option awards were calculated using valuation assumptions in accordance with ASC 718 including: (i) the fair value of RSU awards was calculated using the closing price of our common stock as of the vesting date or last day of the applicable fiscal year; (ii) the fair value of performance based vesting awards was estimated using a Monte Carlo Simulation method; and (iii) the fair value of options was estimated using the Black-Scholes option-pricing model.

(4) The names of the non-CEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Kalani Reelitz and Bradley Serwin; (ii) for 2023, Kalani Reelitz, Greg Hart and Bradley Serwin; (iii) for 2022, Kristen Ankerbrandt, Kalani Reelitz, Greg Hart, Neda Navab, Priyanka Singh, Joseph Sirosh and Danielle Wilkie; and (iv) for 2021, Kristen Ankerbrandt, Greg Hart, Neda Navab and Priyanka Singh.
(5) The amounts disclosed represent the value of an investment of $100 in Compass common stock at the end of each period presented assuming the investment was made on April 1, 2021, which was the date of the Company's IPO.
(6) The amounts disclosed represent the value of an investment of $100 in a peer group index at the end of each period presented assuming the investment was made on April 1, 2021, which was the date of the Company's IPO. The total shareholder return applied to each investment period is calculated using a peer group index that represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the same as the peer group used in our Annual Report and includes the following companies: Zillow Group, Inc. (ZG), Redfin Corp (RDFN), Opendoor Technologies Inc. (OPEN), EXP World Holdings, Inc. (EXPI), and Anywhere Real Estate Inc. (HOUS), formerly Realogy Holdings Corp. (RLGY).

Compass, Inc.	55

(7) Our Company-selected measure is Free Cash Flow, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we used to link compensation actually paid to our NEOs for fiscal 2024 to our Company’s performance. See "Annex" for the definition of Free Cash Flow and a reconciliation of GAAP to non-GAAP measures.
Tabular List of Important Financial Performance Measures
The most important financial* measures used by the Company to link compensation actually paid (as defined by SEC rules) to the Company’s NEOs for the most recently completed fiscal year to the Company’s performance are:

Free Cash Flow
Adjusted EBITDA
Non-GAAP OPEX
Stock Price
Net Principal Agent Adds*
See "Annex" for definitions of the above financial measures and a reconciliation of GAAP to non-GAAP measures.
*Net Principal Agent Adds is not a financial measure.
Analysis of the Information Presented in the Pay Versus Performance Table
While we utilize several performance measures to align executive compensation with performance, not all of those measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphic descriptions of the relationships between information presented in the Pay Versus Performance table.
In particular, our CEO’s compensation actually paid, as reported in the Pay Versus Performance table, was $4.6 million in 2023 and increased to $21.8 million in 2024. The increase in compensation actually paid in 2024 was driven by Mr. Reffkin's time-based RSU award granted in January 2024, however this time-based RSU award will vest over a four-year period, not all in 2024.

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Compensation Actually Paid and Total Shareholder Return
We present our CEO's and average non-CEO NEO's compensation actually paid for 2021, 2022, 2023 and 2024 in comparison with the TSR on a hypothetical $100 investment in our stock made on April 1, 2021 and the hypothetical $100 investment in our peer group's stock as of the same date. We then show how our return and the peer group changed over time so that you can view the change in pay with the change in return.
Compensation Actually Paid and Net Income (Loss)
We present our CEO's and average non-CEO NEO’s compensation actually paid for 2021, 2022, 2023 and 2024 in comparison with the Company’s net loss over the same periods.

Compass, Inc.	57

Compensation Actually Paid and Free Cash Flow
We present our CEO's and non-CEO NEO’s pay for 2021, 2022, 2023 and 2024 in comparison with the Company’s Free Cash Flow over the same periods.

58	2025 PROXY STATEMENT

Equity Compensation Plan Information
The following table provides information regarding our equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	60,961,057(1)	6.05(2)	78,941,041(3)(4)
Equity compensation plans not approved by security holders(5)	924,380(5)	5.16	-
Total	61,885,437	6.02	78,941,041
(1) Includes: (a) 24,350,379 shares of our Class A common stock issuable pursuant to RSUs under our 2021 EIP and our 2012 Stock Incentive Plan ("2012 Plan"), (b) 32,748,649 shares of our Class A common stock underlying options granted under our 2021 EIP and our 2012 Plan, (c) 3,538,971 shares of our Class A common stock issuable pursuant to performance stock units (PSUs) under our 2021 EIP, (d) 5,055 shares of our Class A common stock underlying stock appreciation rights (SARs) granted under our 2021 EIP, and (d) 318,003 shares of our Class A common stock subject to purchase rights under our 2021 Employee Stock Purchase Plan ("ESPP") as of December 31, 2024; and excludes approximately 26.4 million shares of our Class A common stock issuable pursuant to RSUs under our 2021 EIP that we have committed to but have not yet granted due to the Company switching its equity granting methodology in 2022 from a one award vesting over four years to four annual awards that vest over one year (in 2025, the Company reverted its methodology to a one award vesting over four years and it expects ungranted commitments to phase out in 2027).
(2) Does not include RSUs, PSUs, or shares subject to purchase under our ESPP.
(3) Includes 60,811,437 shares available under our 2021 EIP and 18,129,604 shares available for grant under our ESPP.
(4) Our 2021 EIP and ESPP contain evergreen provisions whereby the number of shares reserved for issuance under the 2021 EIP and ESPP automatically increase on January 1 of each of the calendar years 2022 through 2031 by 5% and 1% respectively of the Company's issued and outstanding common stock (and preferred stock, if applicable, for the ESPP) on December 31 immediately prior to the date of the automatic increase (subject to a cap of 150,000,000 shares issued over the term of the ESPP). At the end of 2024, management proposed, and the Compensation Committee approved, that the Company take the full 5% automatic increase with respect to the 2021 EIP but forego the 1% automatic increase with respect to the ESPP as the number of shares reserved for issuance under the ESPP was sufficient given its current usage by the employees.
(5) Non-qualified stock options granted to certain service providers (independent contractors) outside of our 2012 Plan in 2019 before we became a publicly traded company.

Compass, Inc.	59

Questions and Answers About the Annual Meeting
Proxy Materials
Why am I receiving these materials?
We are distributing our proxy materials because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you need to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet under the “notice and access” approach. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to many of our stockholders instead of a paper copy of the proxy materials. All stockholders may access our proxy materials on the website referred to in the Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Notice. Additionally, by following the instructions in the Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Why did I receive a Notice instead of a full set of proxy materials?
Unless you have requested that we provide a copy of our proxy materials to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated April 4, 2025 and distribution of the Notice to stockholders is scheduled to begin on or about April 4, 2025. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.
What does it mean if I received more than one Notice or proxy card?
If you receive more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each Notice or proxy card and provide voting instructions for each Notice or proxy card by telephone, through the Internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one (or more than one) paper copy of the proxy materials. How may I obtain an additional (or single) copy of the proxy materials?
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings and reduced environmental impact. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders

60	2025 PROXY STATEMENT

prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
Voting Information
What proposals will be voted on at the Annual Meeting, how does the Board of Directors recommend that I vote and how many votes are needed for approval of each proposal?
The table below sets forth information on the Board of Directors’ recommendation, the vote required and the effect of abstentions and broker non-votes. For each of the proposals below, the holders of our Class A common stock and Class C common stock vote together as a single class.

	Board of Directors Voting Recommendation	Vote Required	Effect of Abstentions	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Three Nominees for Class I Director	FOR each director nominee	Plurality of the votes cast	No effect	No
Proposal No. 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as Our Independent Public Accounting Firm for 2025	FOR	Majority of votes cast	No effect	Yes
Proposal No. 3: Advisory Vote to Approve 2024 Named Executive Officer Compensation (“Say-on-Pay Vote”)	FOR	Majority of votes cast	No effect	No
Who is entitled to vote at the Annual Meeting?
The record date for the Annual Meeting is the close of business on March 24, 2025. As of the record date, 508,532,452 shares of Class A common stock, par value $0.00001 per share, and 10,122,433 shares of Class C common stock, par value $0.00001 per share, were outstanding. Only holders of our common stock as of the record date will be entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholders of Record (shares registered in your name). If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the "stockholder of record" with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to Compass or to a third party, or to vote your shares during the Annual Meeting.
Beneficial Owners (shares registered in the name of your broker, bank or other nominee). If your shares are held in a brokerage account or by a bank or other holder of record (commonly referred to as holding shares in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares during our Annual Meeting.

Compass, Inc.	61

How do I vote before the Annual Meeting and what is the voting deadline?
You may vote before the Annual Meeting through any of the following methods:

www.proxyvote.com
VIA THE INTERNET

Call 1 (800) 690-6903 (if you are a registered record holder)
BY TELEPHONE

Complete, date, and sign your proxy card (if you are a stockholder of record) or voting instruction form (if you are a beneficial owner) and return it in the postage-paid envelope
BY MAIL

Internet and telephone voting are available 24 hours a day until 11:59 p.m. Eastern Time on May 21, 2025.
DEADLINE
How do I vote at the Annual Meeting?
The Annual Meeting will be held virtually. To vote online during the Annual Meeting, join the virtual Annual Meeting at www.virtualshareholdermeeting.com/COMP2025 using your 16-digit control number (included in the Notice sent to you) and follow the instructions in the Annual Meeting portal.
Whether you are a stockholder of record or a beneficial stockholder, you may vote your shares electronically during the Annual Meeting. Even if you plan to participate in the Annual Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to participate in the Annual Meeting.
A list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders during the Annual Meeting for any legally valid purpose related to the Annual Meeting.
Can I change my vote or revoke my proxy?
Stockholders of Record (shares registered in your name). If you are a stockholder of record, you may change your vote before the Annual Meeting by submitting a later-dated proxy through any of the methods described under question “How do I vote before the Annual Meeting and what is the voting deadline?” above, which will automatically revoke the earlier proxy. You do not need to deliver the later-dated proxy using the same method as the original proxy. You may also revoke your proxy by delivering a written notice to our Corporate Secretary at 110 5th Avenue, 4th Floor, New York, New York 10011 or by email to corporatesecretary@compass.com stating that you are revoking your proxy. This revocation is valid only if we receive your notice before the Annual Meeting.
Beneficial Owners (shares registered in the name of your broker, bank or other nominee). If you are a beneficial holder, please contact your broker or nominee for the procedures on revoking your proxy or changing your vote before the Annual Meeting.
Both stockholders of record and beneficial owners may change their vote by attending the Annual Meeting and voting at the meeting. However, your attendance at the Annual Meeting, alone, will not revoke your proxy.
What is the effect of giving a proxy?

62	2025 PROXY STATEMENT

All proxies will be voted in accordance with the instructions specified on the signed proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors.
What if I do not specify how my shares are to be voted?
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
What are the effects of abstentions and broker non-votes?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent public accounting firm (Proposal 2) is considered a routine matter. All other proposals are considered “non-routine,” and your broker will not have discretion to vote on these proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.
What is a quorum?
The holders of a majority of the voting power of the shares of our common stock entitled to vote at the Annual Meeting as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote electronically at the Annual Meeting or if you have properly submitted a proxy.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of the Annual Meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by telephone and email by directors, officers and our other employees, who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
Certain information contained in this proxy statement relating to the background and security holdings of our directors and officers is based upon information received from the individual directors and officers.
Is my vote confidential?
Yes. Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board of Directors.
How can I find out the results of the voting at the Annual Meeting?

Compass, Inc.	63

We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
Other Information
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our 2026 annual meeting of stockholders, the proposal must be received by us at our principal executive offices no later than December 5, 2025. Stockholders wishing to bring a proposal or nominate a director at the 2026 annual meeting (but not include it in our proxy materials) under our amended and restated bylaws must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between 5:00 p.m. Eastern Time January 22, 2026 and 5:00 p.m. Eastern Time February 21, 2026 and comply with the other provisions of our amended and restated bylaws. In addition to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the nominees of the Board of Directors must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 23, 2026.
Where can I find more information about the Company’s SEC filings, governance documents and communicating with the Company and the Board?
SEC Filings and Reports. Our SEC filings, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, are available free of charge on our Investor Relations website at https://investors.compass.com/financials/sec-filings/default.aspx.
We will mail, without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Compass, Inc.
110 5th Avenue, 4th Floor
New York, New York 10011
Attn: Corporate Secretary
Corporate Governance Documents. The Corporate Governance Guidelines, charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, Employee and Director Code of Ethics and Vendor Code of Ethics are available in the governance section of our Investor Relations website at https://investors.compass.com/overview/default.aspx under the “Governance” tab.
Communicating with Management and Investor Relations. Stockholders may contact management or Investor Relations through our Investor Relations department by writing to Investor Relations at our principal executive offices at Compass, Inc., 110 5th Avenue, 4th Floor, New York, New York 10011 or by email at investorrelations@compass.com.
Communicating with the Board of Directors. Our Board of Directors has adopted a process by which stockholders or other interested persons may communicate with the Board of Directors or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors in care of our Corporate Secretary, Compass, Inc., 110 5th Avenue, 4th Floor, New York, New York 10011 or by email to corporatesecretary@compass.com. Each communication should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and information about your share ownership. The Company will initially receive and process communications before forwarding them to the addressee. Certain items that are unrelated to the duties and responsibilities of the Board of Directors will not be forwarded. Such items include, but are not limited to:

64	2025 PROXY STATEMENT

spam, junk mail and mass mailings, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is trivial, obscene, unduly hostile, threatening, or illegal or similarly unsuitable items will not be forwarded.

Compass, Inc.	65

Other Matters
The Board of Directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
By Order of the Board of Directors,
Bradley K. Serwin
Bradley K. Serwin
General Counsel and Corporate Secretary

66	2025 PROXY STATEMENT

Annex
Forward-Looking Statements
This proxy statement includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance, including expected financial results, and our expectations for operational achievements. Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this proxy statement, and are subject to risks and uncertainties, including but not limited to: general economic conditions, economic and industry downturns, the health of the U.S. real estate industry, and risks generally incident to the ownership of residential real estate; the effect of monetary policies of the federal government and its agencies; high mortgage interest rates; ongoing industry antitrust class action litigation (including the antitrust lawsuits filed against us) or any related regulatory activities; any decreases in our gross commission income or the percentage of commissions that we collect; low home inventory levels; our ability to carefully manage our expense structure; adverse economic, real estate or business conditions in geographic areas where our business is concentrated and/or impacting high-end markets; our ability to continuously innovate, improve and expand our platform to create value for our agents; our ability to expand our operations and to offer additional integrated services; our ability to realize expected benefits from our mortgage business; our ability to compete successfully; our ability to attract and retain agents and affiliates; our ability to re-accelerate our business growth given our current expense structure; use of cash to satisfy tax-withholding obligations that arise in connection with settlements of RSU awards; fluctuation in our quarterly results and other operating metrics; the loss of one or more key personnel and our ability to attract and retain other highly qualified personnel; actions by our agents, employees or affiliates that could adversely affect our reputation and subject us to liability; any losses relating to our title and escrow businesses as a result of errors, omissions, fraud or other misconduct; our ability to pursue acquisitions that are successful and integrated into our existing operations; changes in mortgage underwriting standards; our ability to maintain or establish relationships with third-party service providers; the impact of cybersecurity incidents and the potential loss of critical and confidential information; the reliability of our fraud detection processes and information security systems; depository banks not honoring our escrow and trust deposits; adoption of alternatives to full-service agents by consumers; our ability to successfully integrate machine learning and artificial intelligence, or AI, in tools and features available on our platform; our ability to adapt and expand into international markets; our ability to develop and maintain an effective system of disclosure controls and internal control over financial reporting; covenants in our debt agreements that may restrict our borrowing capacity or operating activities; our ability to use net operating losses and other tax attributes may be limited; our reliance on assumptions, estimates and business data to calculate our key performance indicators; changes in, and our reliance on, accounting standards, assumptions, estimates and business data; the dependability of our platform and software; our ability to maintain our company culture; our ability to obtain or maintain adequate insurance coverage; processing, storage, and use of personal information and other data, and compliance with privacy laws and regulations; disruption or delay in service from third-party service providers; investor expectations related to corporate responsibility, environmental, social and governance factors; natural disasters and catastrophic events; the effect of the claims, lawsuits, government investigations and other proceedings; changes in federal or state laws regarding the classification of our agents as independent contractors; compliance with applicable laws and regulations and changes to applicable laws and regulations; our ability to protect our intellectual property rights, and our reliance on the intellectual property rights of third parties; our use of open source software; the impact of having a multi-class structure of common stock; securities or industry analysts publishing unfavorable research or not publishing research about our business; our ability to raise additional capital on terms acceptable to us, or at all; our charter provisions may make us more difficult to acquire, may limit stockholder attempts to remove or replace management and/or obtain a favorable judicial forum for disputes with us or our directors, officers or employees; our plan to continue to retain earnings rather than pay dividends for the foreseeable future; and other risks set forth in our annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, actual results could differ materially from those predicted or implied or such uncertainties could cause adverse effects on our results. Reported results should not be considered as an indication of future performance.

Compass, Inc.	67

Annex
All information herein speaks as of the date hereof and all forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this proxy statement.
Definitions and Reconciliations of Non-GAAP Financial Measures
Free Cash Flow is a non-GAAP financial measure that represents net cash used in operating activities less capital expenditures.
Adjusted EBITDA is a non-GAAP financial measure that represents our net loss attributable to Compass, Inc. adjusted for depreciation and amortization, investment income, net interest expense, stock-based compensation expense, benefit from income taxes and other items.
Non-GAAP OPEX is a non-GAAP financial measure that represents operating expenses excluding Commissions and other related expenses, Depreciation and amortization, Stock-based compensation and other expenses excluded from the Company’s calculation of Adjusted EBITDA.
We use Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX have limitations as analytical tools. Therefore, you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX alongside other financial performance measures, including net loss attributable to Compass, Inc., GAAP OPEX, operating cash flows and our other GAAP measures. In evaluating Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments reflected in this proxy statement. Our presentation of Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX should not be construed to imply that our future results will be unaffected by the types of items excluded from these calculations of Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX. Free Cash Flow, Adjusted EBITDA and non-GAAP OPEX are not presented in accordance with GAAP and the use of these terms vary from others in our industry.

68	2025 PROXY STATEMENT

Reconciliation of Net Loss Attributable to Compass, Inc. to Adjusted EBITDA
(In millions, unaudited)

Year Ended December 31, 2024
Net loss attributable to Compass, Inc.	$(154.4)
Adjusted to exclude the following:
Depreciation and amortization	82.4
Investment income, net	(6.8)
Interest expense	6.4
Stock-based compensation	127.5
Benefit from income taxes	(0.5)
Restructuring costs	9.7
Acquisition-related expenses(1)	4.2
Litigation charges(2)	57.5
Adjusted EBITDA	$126.0

(1) For the years ended December 31, 2024, acquisition-related expenses includes losses of $4.0 million as a result of changes in the fair value of contingent consideration and expense of $0.2 million related to acquisition consideration treated as compensation expense over the underlying retention periods.
(2) Represents a charge of $57.5 million incurred during the three months ended March 31, 2024 in connection with the Antitrust Lawsuits. 50% of the settlement was paid during the three months ended June 30, 2024, and the remaining 50% is expected to be paid within one year of the court’s preliminary approval.

Reconciliation of Operating Cash Flow to Free Cash Flow
(In millions, unaudited)

Year Ended December 31, 2024
Net cash provided by operating activities	$121.5
Less:
Capital expenditures	(15.7)
Free cash flow	$105.8

Compass, Inc.	69

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions, unaudited)

Year Ended December 31, 2024
GAAP Commissions and other related expense	$4,634.6
Adjusted to exclude the following:
Stock-based compensation	—
Non-GAAP Commissions and other related expense	$4,634.6

GAAP Sales and marketing	$368.7
Adjusted to exclude the following:
Stock-based compensation	(31.5)
Non-GAAP Sales and marketing	$337.2

GAAP Operations and support	$334.5
Adjusted to exclude the following:
Stock-based compensation	(16.5)
Acquisition-related expenses	(4.2)
Non-GAAP Operations and support	$313.8

GAAP Research and development	$188.8
Adjusted to exclude the following:
Stock-based compensation	(58.0)
Non-GAAP Research and development	$130.8

GAAP General and administrative	$165.2
Adjusted to exclude the following:
Stock-based compensation	(21.5)
Litigation charge	(57.5)
Non-GAAP General and administrative	$86.2

Non-GAAP Operating Expenses Excluding Commissions and Other Related Expense ("Non-GAAP OPEX")
(In millions, unaudited)

Year Ended December 31, 2024
Non-GAAP Sales and marketing	$337.2
Non-GAAP Operations and support	313.8
Non-GAAP Research and development	130.8
Non-GAAP General and administrative	86.2
Total non-GAAP operating expenses excluding commissions and other related expense	$868.0

70	2025 PROXY STATEMENT

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 21, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COMP2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 21, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70447-Z89961

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPASS, INC.

1. Election of Class I Directors

Nominees:	For	Against	Abstain
1a. Robert Reffkin	☐	☐	☐
1b. Frank Martell	☐	☐	☐
1c. Dawanna Williams	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following proposals.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Compass, Inc.	71

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V70448-Z89961

COMPASS, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2025 1:00 PM ET
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert Reffkin, Bradley Serwin and Kalani Reelitz, or any of them, each with power of substitution, as proxies for the undersigned, to vote all shares of common stock of Compass, Inc. which the undersigned is entitled to vote at the virtual Annual Meeting of Stockholders to be held on May 22, 2025 at 1:00 p.m. ET, and any adjournment or postponement thereof, as hereinafter specified and, in their judgment, upon such other matters as may properly come before the meeting. The undersigned hereby revokes any proxies previously given.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side

72	2025 PROXY STATEMENT